Exhibit 10.1

Execution Version

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT, dated as of June 24, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 12.6, this “Agreement”), is by and among EARGO, INC., a Delaware corporation (“Eargo”), EARGO HEARING, INC., a California corporation (“Eargo Hearing”), EARGO SCREENING, LLC, a Delaware limited liability company (“Eargo Screening”, together with Eargo and Eargo Hearing, each individually an “Issuer” and, collectively, the “Issuers”), the Noteholders (as defined below) from time to time party hereto, and DRIVETRAIN AGENCY SERVICES, LLC (“DriveTrain”), as administrative agent and collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”).

WHEREAS, the Issuer desires to issue and sell to the Noteholders, and the Noteholders have agreed to purchase, and the Administrative Agent has agreed to administer, Notes in an aggregate principal amount of up to $125,000,000, in each case subject to the terms and conditions set forth herein; and

WHEREAS, the Issuer has agreed to secure all of its Obligations by granting to Administrative Agent, for the benefit of Secured Parties, a first priority, perfected Lien on all of its assets, subject to Permitted Liens.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1. ACCOUNTING AND OTHER TERMS

1.1 Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 15. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Note Document, unless otherwise specified herein or in such other Note Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Note Document shall refer to such Note Document as a whole and not to any particular provision thereof.

(c) The word “including” and words of similar import shall mean “including, without limitation,” unless otherwise specified.

(d) References in this Agreement to an Exhibit, Schedule, Article, Section, clause or subclause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Note Document in which such reference appears.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Note Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Note Document.

(h) The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(i) All references to any Person shall be constructed to include such Person’s successors and assigns (subject to any restriction on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(j) For purposes of the Note Documents, whenever a representation or warranty is made to Issuer’s knowledge or awareness, to the “best of” Issuer’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

(k) References in this Agreement to an “Issuer” shall mean all Issuers.

1.3 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Operating Documents, agreements (including the Note Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Note Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.4 Time of Day. Unless otherwise specified, all references herein to times of day shall be references to New York, New York time (daylight or standard, as applicable).

1.5 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

2. NOTES.

2.1.1 Notes Issuance.

(a) Purchase and Sale of the First Tranche Notes.

(i) Subject to the satisfaction or waiver of the conditions set forth in Section 3.1, each Noteholder with a First Tranche Commitment listed on Schedule I hereto severally agrees to purchase, and Eargo, in its capacity as an Issuer, agrees to issue, sell and deliver, on the First Tranche Closing Date, First Tranche Notes in an amount equal to such Noteholder’s First Tranche Commitment. Any First Tranche Note issued under this Section 2.1.1(a) and subsequently repaid or prepaid may not be reissued. Each Noteholder’s First Tranche Commitment shall terminate immediately and without further action on the First Tranche Closing Date after giving effect to the purchase of the First Tranche Notes in an amount equal to such Noteholder’s First Tranche Commitment on the First Tranche Closing Date. The First Tranche Notes issued pursuant hereto shall evidence the principal amounts of all First Tranche Notes sold hereunder and the date and principal amount of each purchase and sale of First Tranche Notes to the Noteholders by Eargo. Each payment or prepayment made on account of the principal thereof, and in each case the resulting aggregate unpaid principal balance thereof (including capitalized interest), shall be recorded by Administrative Agent in accordance with Section 2.1.3.

(ii) The First Tranche Notes Closing. The purchase and sale of the First Tranche Notes will occur at a closing (the “First Tranche Closing”, and the date of the First Tranche Closing, the “First Tranche Closing Date”) to be held at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036, or at such other location as may be agreed upon by the parties hereto, subject to the terms and conditions hereof; provided, that the First Tranche Closing Date shall occur on a date after the Closing Date specified by the Noteholders holding First Tranche Commitments, which, in any event, shall not be more than ten (10) Business Days after the Closing Date, subject to the terms and conditions hereof.

(iii) Payment of Purchase Price. Upon satisfaction or waiver of the conditions precedent specified in Section 3.1, at the First Tranche Closing, against payment to Eargo by wire transfer of immediately available funds, in accordance with the wire instructions for Eargo set forth on Schedule I or as otherwise directed by Eargo, Eargo will deliver the First Tranche Notes to each Noteholder, issued in the name of each such Noteholder and in the principal amount of each such Noteholder’s First Tranche Commitment.

(b) Purchase and Sale of the Second Tranche Notes.

(i) Subject to the satisfaction or waiver of the conditions set forth in Section 3.2, each Noteholder with a Second Tranche Commitment listed on Schedule I hereto severally agrees to purchase, and Eargo, in its capacity as an Issuer, agrees to issue, sell and deliver, on the Second Tranche Closing Date, Second Tranche Notes in an amount equal to such Noteholder’s Second Tranche Commitment. Any Second Tranche Note issued under this Section 2.1.1(b) and subsequently repaid or prepaid may not be reissued. Each Noteholder’s Second Tranche Commitment shall terminate immediately and without further action upon the earlier to occur of (i) the Second Tranche Closing Date after giving effect to the purchase of the Second Tranche Notes in an amount equal to such Noteholder’s Second Tranche Commitment on the Second Tranche Closing Date and (ii) the date that occurs one hundred eighty (180) days after the First Tranche Closing Date (such date pursuant to this clause (ii), “Second Tranche Commitment Termination Date”). The Second Tranche Notes issued pursuant hereto shall evidence the principal amounts of all Second Tranche Notes sold hereunder and the date and principal amount of each purchase and sale of Second Tranche Notes to the Noteholders by Eargo. Each payment or prepayment made on account of the principal thereof, and in each case the resulting aggregate unpaid principal balance thereof (including capitalized interest), shall be recorded by Administrative Agent in accordance with Section 2.1.3.

(ii) The Second Tranche Notes Closing. The purchase and sale of the Second Tranche Notes will occur at a closing (the “Second Closing”, and the date of the Second Closing the “Second Tranche Closing Date”) to be held at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036, or at such other location as may be agreed upon by the parties hereto, subject to the terms and conditions hereof.

(iii) Payment of Purchase Price. Upon satisfaction or waiver of the conditions precedent specified in Section 3.2, at the Second Closing, against payment to Eargo by wire transfer of immediately available funds, in accordance with the wire instructions for Eargo set forth on Schedule I or as otherwise directed by Eargo, Eargo will deliver the Second Tranche Notes to each Noteholder, issued in the name of each such Noteholder and in the principal amount of each such Noteholder’s Second Tranche Commitment.

2.1.2 Procedures for Notes Issuance. Eargo shall deliver to Administrative Agent a fully executed Issuance Request no later than 11:00 a.m. three (3) Business Days (or such shorter period permitted by the Administrative Agent and the Noteholders holding the applicable Commitments) prior to the First Tranche Closing Date or the Second Tranche Closing Date, as applicable, with respect to the applicable Notes. Promptly upon receipt by Administrative Agent of such Issuance Request, the Administrative Agent shall notify each applicable Noteholder of the proposed issuance. The Administrative Agent and each Noteholder (A) may act without liability upon the basis of written or facsimile notice believed by the Administrative Agent or such Noteholder in good faith to be from Eargo (or from any Responsible Officer thereof designated in writing purportedly from Eargo to the Administrative Agent or such Noteholder), (B) shall be entitled to rely conclusively on any Responsible Officer’s authority to request the purchase of Notes on behalf of Eargo until Administrative Agent or such Noteholder receives written notice to the contrary, and (C) shall have no duty to verify the authenticity of the signature appearing on any written Issuance Request.

2.1.3 Evidence of Debt; Register; Treatment of Interest; Notes.

(a) Evidence of Debt. The Issuer shall maintain on its internal records in accordance with its usual practice an account or accounts evidencing the Obligations of Issuer to the Noteholders. Any such recordation shall be conclusive and binding on the Noteholders, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not in any manner affect Issuer’s Obligations in respect of any Notes; provided, further, that in the event of any inconsistency between the Register and any Issuer’s records, the recordations in the Register shall govern in the absence of manifest error.

(b) Register. The Administrative Agent shall maintain a register for the recordation of the names and addresses of the Noteholders (including any successor or assign of any Noteholder), the Commitments, and the principal amounts of the Notes (and stated interest thereon) purchased by each Noteholder pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by the Issuer and any Noteholder at any reasonable time and from time to time upon reasonable prior written notice. The Administrative Agent shall record in the Register the Notes, each repayment in respect of the principal amount of the Notes, and any such recordation shall be conclusive and binding on Issuer and each Noteholder, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect any Noteholder’s Obligations in respect of any Note. The Issuer hereby designates the Administrative Agent to serve as Issuer’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.1.3(b).

(c) Treatment of Interest. The parties intend that any interest in or with respect to the Notes under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Internal Revenue Code and any regulations thereunder (and any successor provisions), including under United States Treasury Regulations Section 5f.103-1(c) of Proposed Regulations Section 1.163-5 (and any successor provisions), and the provisions of this Agreement shall be construed in a manner that gives effect to such intent.

(d) Exchange. Any Note may be exchanged at the option of any Noteholder holding such Note for Notes of a like aggregate principal amount, but in different denominations, which in no event shall be less than $1,000. Whenever any Notes are so surrendered for exchange, Eargo, at its expense, will execute and deliver the Notes that the Noteholder making the exchange is entitled to receive.

(e) Replacement Notes. If any mutilated Note is surrendered to Eargo, or if any Note is lost or stolen and Eargo receives evidence to its satisfaction of the ownership and the destruction, loss or theft of such Note, Eargo shall issue a replacement Note. If required by Eargo, an unsecured indemnity shall be supplied by the applicable Noteholder that is sufficient in the reasonable judgment of Eargo to protect Eargo from any material loss that it may suffer if a Note is replaced.

(f) Restrictive Securities Legend. Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all Notes issued in exchange therefor or substitution thereof) shall bear the following legend:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER MAY NOT OFFER, SELL, TRANSFER, ASSIGN, PLEDGE, HYPOTHECATE, OR OTHERWISE DISPOSE OF OR ENCUMBER THIS NOTE EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PROSPECTUS UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW, RESPECTIVELY, OR WITH AN EXEMPTION FROM SUCH REGISTRATION OR PROSPECTUS REQUIREMENT AND (II) IN COMPLIANCE WITH THAT CERTAIN NOTE PURCHASE AGREEMENT, DATED JUNE 24, 2022, AMONG THE ISSUER, THE ADMINISTRATIVE AGENT, THE NOTEHOLDERS PARTY THERETO AND THE OTHER PARTIES PARTY THERETO.”

2.2 Interest.

(a) Interest Rate. Except as increased during an Event of Default pursuant to clause (d) below, interest shall be payable on the principal amount of the Notes (including any PIK Interest and, to the extent not paid when due, the Repayment Value Excess) from the First Tranche Closing Date (with respect to the First Tranche Notes) or the Second Tranche Closing Date (with respect to the Second Tranche Notes) to and including the date of repayment thereof at a rate of 12.00% per annum.

(b) Interest Payment Dates. Interest is payable quarterly in arrears on the first (1st) calendar day of each calendar quarter, on the Maturity Date and on any Optional Redemption Date (if applicable) (each, an “Interest Payment Date”), and shall be computed on the basis of a three hundred sixty (360)-day year for the actual number of days elapsed in the period during which interest accrues. In computing interest, all payments received after 1:00 p.m. New York time on any day shall be deemed received at the opening of business on the next Business Day.

(c) PIK Interest. Other than on the Maturity Date or any Optional Redemption Date (if applicable), accrued interest shall be paid on each Interest Payment Date by capitalizing on the applicable Interest Payment Date any accrued interest (all such accrued interest capitalized from time to time, “PIK Interest”) and adding such PIK Interest to the outstanding principal amount of the Notes. PIK Interest which is added to the outstanding principal amount of the Notes shall bear interest in accordance with this Section 2.2 and shall otherwise be treated as principal of such Notes for purposes of this Agreement, including being payable in cash in full on the Maturity Date and with respect to the accrual of interest on the PIK Interest amounts, in each case, through payment of the applicable Repayment Value. Accrued interest payable pursuant hereto shall be paid in cash in full on the Maturity Date and on any Optional Redemption Date (if applicable), in each case, through payment of the applicable Repayment Value.

(d) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, the Obligations shall bear interest at a rate per annum which is twelve percent (12.0%) above the rate that is otherwise applicable thereto (the “Default Rate”, and any such interest “Default Interest”). Fees and expenses which are required to be paid by Issuer pursuant to the Note Documents but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Notes. Payment or acceptance of the increased interest rate provided in this Section 2.2(d) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Secured Parties.

2.3 Fees. Unless otherwise provided in this Agreement or in a separate writing by the applicable Secured Party, Issuer shall not be entitled to any credit, rebate, or repayment of any fees earned by such Secured Party pursuant to this Agreement notwithstanding any termination of this Agreement.

2.4 Payments; Application of Payments; Debit of Accounts.

2.4.1 Payments on the Maturity Date. The Notes, together with all other amounts owed to the Noteholders hereunder with respect thereto (including accrued interest pursuant to Section 2.2, but excluding, for the avoidance of doubt, Notes which have been converted pursuant to Section 2.5 or redeemed pursuant to Section 2.6), shall be paid in full in cash on the Maturity Date in the amount of the Repayment Value. The Repayment Value shall also be payable (without duplication) in connection with the acceleration of the Obligations in accordance with Section 9 following the occurrence of any Event of Default (whether or not such payment occurs before or after (or as a result of) an Event of Default, acceleration or an insolvency proceeding). To the extent that the Issuer fails to pay the Repayment Value when due pursuant to this Section 2.4.1, without waiving any rights or remedies of the Secured Parties, the Repayment Value Excess shall be capitalized and added to the outstanding principal amount of the Notes, shall bear interest in accordance with Section 2.2, and shall otherwise be treated as principal of such Notes for purposes of this Agreement.

2.4.2 No prepayments of the Notes shall be permitted without the prior written consent of the Noteholder whose Notes are being prepaid, except upon conversion pursuant to Section 2.5 in accordance with the terms thereof or upon redemption pursuant to Section 2.6 in accordance with the terms thereof.

2.4.3 All payments related to the Notes to be made by Issuer under any Note Document shall be made to the Administrative Agent (or as otherwise directed by the applicable Noteholder, so long as the Issuers provides written notice to the Administrative Agent that any such payment has been made and the amount thereof (it being understood and agreed that the Administrative Agent shall be entitled to conclusively rely on such notice of the Issuers in all respects, including, without limitation, with respect to updating the Register or calculating interest or other payments unless the applicable Noteholder notifies the Administrative Agent within two (2) Business Days of the date that such payment was due that such payment was not received by it) for the account of the applicable Noteholder, in immediately available funds in Dollars, without setoff or counterclaim except as otherwise contemplated by Section 2.7, before 1:00 p.m. New York time on the date when due. Payments of principal and/or interest received after 1:00 p.m. New York time shall be deemed received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

2.5 Conversion and Redemption of Notes Upon Rights Offering.

2.5.1 Rights Offering. As soon as practicable following the Stockholders Meeting and in any event within one hundred eighty (180) days of the First Tranche Closing, but only if the Stockholder Approvals are obtained, Eargo shall take all necessary action to initiate, execute and consummate a Rights Offering. For the avoidance of doubt, the terms of the Rights Offering shall include Rights to purchase 375,000,000 shares of Common Stock at a Rights Offering Price of $0.50 per share, adjusted as needed pursuant to Section 2.5.4 or 2.5.5 below. Eargo shall provide the Noteholders and their counsel with reasonable opportunity (in the case of draft filings with the SEC, at least ten (10) Business Days prior to such filing) to review and comment on drafts of the disclosure, transaction and other documentation related to the Rights Offering and shall consider in good faith and incorporate reasonable comments from Noteholders and their counsel.

2.5.2 Redemption and Conversion Between Five and Six Months. If a Rights Offering is consummated after the 150th day following the First Tranche Closing but on or prior to the 180th day following the First Tranche Closing, then, subject to the conditions set forth in this Agreement, the Second Tranche Notes will be issued and (a) the total gross proceeds of the Rights Offering will be immediately used to repay in cash a portion of the Notes at the Repayment Value of the Notes to be redeemed, with the principal amount of the Notes redeemed being equal to the total gross proceeds of the Rights Offering divided by 1.50, and (b) the remaining amount of the Notes (including any accrued interest or principal comprised of PIK Interest) that are not redeemed in cash pursuant to clause (a) will immediately convert into a number of shares equal to 375,000,000 less the number of shares actually subscribed for and purchased in the Rights Offering. Attached hereto as Annex I under the heading “$187.5 Million Rights Offering After Month Five” is an illustrative calculation of the foregoing.

2.5.3 Redemption and Conversion Within Five Months. If a Rights Offering is consummated within one hundred fifty (150) days following the First Tranche Closing, then the Notes will automatically convert into (i) a number of shares of Common Stock equal to 375,000,000 less the number of shares actually subscribed for and purchased with the Rights Offering, and (ii) cash in an amount equal to (x) the Repayment Value of Notes outstanding less (y) the Rights Offering Shortfall Amount, which cash shall immediately be paid by the Issuer to the applicable Noteholders. The “Rights Offering Shortfall Amount” shall be an amount equal to the product of (a) 375,000,000 less the number of shares of Common Stock subscribed for and actually purchased in the Rights Offering, multiplied by (b) $0.50. Attached hereto as Annex I under the heading “$187.5 Million Rights Offering Before Month Five” is an illustrative calculation of the foregoing.

2.5.4 Subdivisions, Combinations and Other Issuances. If Eargo shall at any time or from time to time prior to the Rights Offering, subdivide the shares of Common Stock as to which the Notes may be converted into pursuant to Section 2.5.2 or Section 2.5.3 (such shares, the “Conversion Shares”), by stock dividend, stock split or otherwise, or combine the Conversion Shares, the Rights Offering Price and number of Rights subject to the Rights Offering shall be adjusted such that the total potential gross proceeds from the Rights Offering is the same and the number of Conversion Shares issuable upon any such conversion shall forthwith be proportionately increased in the case of such subdivision, or proportionately decreased in the case of a combination. Any adjustment under this Section 2.5.4 shall become effective at the close of business on the date the subdivision or combination becomes effective. Eargo shall provide Administrative Agent and the Noteholders written notice within ten (10) Business Days after any such subdivision or combination together with copies of duly executed documents evidencing the same from Eargo or its successor.

2.5.5 Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of Issuer (other than as a result of a subdivision or combination provided for in Section 2.5.4 above) at any time or from time to time prior to the date of the consummation of the Rights Offering, then, as a condition of such reclassification, reorganization or change, appropriate provisions shall be made with respect to the rights and interest of the Noteholders so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon conversion pursuant to Section 2.5.2 or Section 2.5.3, and appropriate adjustments shall be made to the Rights Offering Price and number of Rights to be issued in the Rights Offering such that the total potential gross proceeds from the Rights Offering are the same. Eargo shall provide the Noteholders written notice within ten (10) Business Days after any such reclassification, reorganization or change, together with copies of duly executed documents evidencing the same from Eargo or its successor.

2.5.6 No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued pursuant to Section 2.5.2 or Section 2.5.3, but in lieu of such fractional shares Eargo shall make a cash payment therefor to the Noteholders equal to the Rights Offering Price multiplied by such fraction.

2.5.7 Stockholder Approval; Authorized Shares; Listing Matters. Eargo shall take all action necessary to hold a meeting of its stockholders within one hundred twenty (120) days of the First Tranche Closing (the “Stockholders Meeting”) and shall use its commercially reasonable efforts to cause to be obtained the Stockholder Approvals at the Stockholders Meeting. Thereafter, so long as the Notes are outstanding, Eargo shall take all action necessary, including amending Eargo’s governing documents to authorize and reserve and keep reserved the requisite number of shares of capital stock such that the requisite number of shares of Common Stock shall be duly and validly authorized, reserved (to the extent applicable) and available for issuance at the time of the conversion of the Notes, as applicable, and upon issuance in accordance with the terms hereof, as applicable, the Conversion Shares will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer, other than restrictions on transfer set forth in (w) the Investor Rights Agreement, as applicable, (x) Eargo’s governing documents, (y) applicable federal and state securities Laws or (z) liens or encumbrances created by or imposed by the Investors. Issuer shall use its commercially reasonable efforts to (a) obtain any approvals of Nasdaq necessary for the issuance of the Conversion Shares and the transactions contemplated by this Agreement and the Investor Rights Agreement, including to cause the Conversion Shares to be approved for listing on Nasdaq, subject to official notice of issuance, and (b) maintain the listing of all of its shares of Common Stock, including the Conversion Shares. Eargo shall pay all fees and expenses in connection with satisfying the obligations under this Section 2.5.8.

2.5.8 Antitrust Approvals. If any notifications, filings or approvals are required to be obtained under any Antitrust Laws that are applicable to the conversion of the Notes pursuant to and in accordance with Section 2.5.2 or Section 2.5.3, then each of Eargo and the applicable Noteholders shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under any applicable Laws to make such notifications or filings and to obtain such approvals as promptly as reasonably practicable. In such event, each of Eargo and the applicable Noteholders shall cooperate with the other party’s legal advisors in the preparation and filing of any documentation, notifications, filings, registrations, submissions and other materials required or necessary under any applicable Antitrust Law and providing, within a reasonable time, all documents and information necessary to prepare and make any such filing. Eargo and the applicable Noteholders shall timely provide all information, documents and statements required by the applicable Governmental Authorities for the analysis of any such filing. All filings made pursuant to any applicable Antitrust Laws shall be made in substantial compliance with the requirements of such Antitrust Laws and any other applicable Laws. To the extent available, each of Eargo and the applicable Noteholders shall use its reasonable best efforts to cause any required filings under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and any other applicable Antitrust Laws to be considered for grant of “early termination” or the equivalent thereof. Eargo and the applicable Noteholders shall cooperate with each other in connection with the foregoing and in connection with resolving any investigation or other inquiry of any Governmental Authority under any applicable Antitrust Law. The parties acknowledge and agree that no conversion of Notes into Common Stock will be consummated until any waiting period prescribed under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or any other applicable Antitrust Law has elapsed.

2.5.9 Upon the consummation of the Rights Offering, each Noteholder shall present its Note to the Issuer for cancellation and the Issuer shall cancel such Note as of the date of the consummation of the Rights Offering.

2.5.10 Notwithstanding anything to the contrary, other than as set forth in the second sentence of this Section 2.5.10, the Administrative Agent shall have no duties under this Section 2.5 and shall have no responsibility or obligation, or be deemed to have any knowledge, with respect to the Rights Offering (including, without limitation, Annex I hereto) or the calculation of any amounts related thereto or any other matter described in this Section 2.5 or in the definition of Second Tranche Commitment. The Issuer and the Noteholders shall, jointly upon the consummation of the Rights Offering, direct the Administrative Agent to update the Register to reflect the cancellation of the Notes of such Noteholders specified in such direction, and the Administrative Agent shall so update the Register in conclusive reliance upon such direction.

2.6 Optional Redemption. The Issuer may, at its option, repay all (but, for the avoidance of doubt, not a portion) of the Notes outstanding upon three (3) Business Days’ (or such shorter period as the Administrative Agent (with the consent of the Required Noteholders) may agree) prior written notice to the Administrative Agent at a price equal to the Repayment Value of the Notes outstanding (the date of such redemption, the “Optional Redemption Date”).

2.7 Withholding.

2.7.1 Payments received (or deemed for applicable tax purposes to be received or accrued) by any Secured Party from the Issuer under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto) (collectively, “Taxes”), except as required by applicable Law. Specifically, however, if at any time any Governmental Authority, applicable Law, regulation or international agreement requires Issuer or the Administrative Agent to make any withholding or deduction from any such payment or other sum payable hereunder to any Secured Party (or requires a Secured Party to make any withholding or deduction from a direct or indirect owner of a Secured Party in respect of any such payment or accrual), the Issuer hereby covenants and agrees that (a) if such withheld or deducted Tax is an Indemnified Tax, the amount due from Issuer with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, such Secured Party (and each such direct or indirect owner of a Secured Party) receives a net sum equal to the sum which it would have received had no such withholding or deduction been required, and (b) Issuer or any other applicable withholding agent shall pay the full amount withheld or deducted by Issuer or such other applicable withholding agent, as applicable, to the relevant Governmental Authority.

2.7.2 The Issuer will, upon request, furnish any Secured Party with proof reasonably satisfactory to such Secured Party indicating that the Issuer has made such withholding payment.

2.7.3 The Issuer shall indemnify each Secured Party (or direct or indirect owner of a Secured Party) within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes described in this section (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Secured Party (or by a direct or indirect owner of a Secured Party) or required to be withheld or deducted from a payment or accrual to such Secured Party (or in respect of any payment or accrual to a direct or indirect owner of a Secured Party) and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Issuer by a Secured Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Noteholder, shall be conclusive absent manifest error.

2.7.4 IRS Form W-9/W-8.

(a) Any Noteholder that is a “United States person” within the meaning of Section 7701(a)(30) of the IRC shall deliver to the Issuer and the Administrative Agent on or about the date on which such Noteholder becomes a Noteholder under this Agreement executed copies of IRS Form W-9 certifying that such Noteholder is exempt from U.S. federal backup withholding tax.

(b) Any Noteholder that is not a “United States person” within the meaning of Section 7701(a)(30) of the IRC shall, to the extent it is legally entitled to do so, deliver to the Issuer and the Administrative Agent on or about the date on which such Noteholder becomes a Noteholder under this Agreement an applicable IRS Form W-8, together with any appropriate attachments or certifications.

(c) If any Noteholder is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement, such Noteholder shall deliver or cause to be delivered to the Issuer and the Administrative Agent, at the time or times reasonably requested by the Issuer or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Issuer or the Administrative Agent as will permit such payments or accrual, as applicable, to be made without withholding or at a reduced rate of withholding (to the extent not provided pursuant to Section 2.7.4(a) or Section 2.7.4(b)). If any direct or indirect owner of a Noteholder is entitled to an exemption from or reduction of withholding Tax with respect to any payment or accrual relating to amounts received from the Issuer under this Agreement, the Noteholder shall, to the extent it is reasonable to do so, request that such direct or indirect owner deliver or cause to be delivered to the Noteholder, such properly completed and executed documentation as will permit such payment or accrual, as applicable, to be made without withholding or at a reduced rate of withholding; and the Noteholder shall, upon the reasonable request of the Issuer or the Administrative Agent, inform the Issuer and the Administrative Agent of the portion of such payment or accrual as to which the Noteholder has received such documentation permitting any such exemption or reduction. Any Noteholder, if reasonably requested by the Issuer or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Issuer or the Administrative Agent as will enable the Issuer or the Administrative Agent to determine whether or not such Noteholder is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 2.7.4(c), the completion, execution and submission of any documentation described in this Section 2.7.4(c) (other than the documentation set forth in Section 2.7.4(a) or (b)) shall not be required if in the applicable Noteholder’s reasonable judgment such completion, execution or submission would subject such Noteholder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or would require the Noteholder to disclose the identity of its direct or indirect investors.

2.7.5 Other Taxes. The Issuer shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or, at the option of the Administrative Agent or a Noteholder, timely reimburse it for the payment of, any present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, a Note.

2.7.6 The agreements and obligations of Issuer contained in this Section 2.7 shall survive the termination of this Agreement.

3. CONDITIONS.

3.1 Conditions Precedent to Effectiveness. This Agreement’s effectiveness is subject to the satisfaction (or waiver) of the following conditions precedent, each to be completed in form and substance satisfactory to the Noteholders:

(a) Note Documents. The Administrative Agent and the Noteholders shall have received sufficient copies of each Note Document (other than the Notes and the IP Agreement), each duly executed and delivered by a Responsible Officer of each Issuer.

(b) Operating Documents; Incumbency. The Administrative Agent and the Noteholders shall have received a certificate for each Issuer, by such Issuer’s secretary or assistant secretary, dated the Closing Date, attaching (i) copies of each Operating Document of such Issuer; (ii) signature and incumbency certificates of the officers of such Person executing the Note Documents; (iii) Borrowing Resolutions of such Issuer; and (iv) a good standing certificate from the applicable Governmental Authority of such Issuer’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date.

(c) Governmental Authorizations and Consents. Each Issuer shall have obtained all governmental authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Note Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Noteholders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Note Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(d) Collateral. The Administrative Agent and the Noteholders shall have received:

(i) a completed Perfection Certificate dated the Closing Date and duly executed and delivered by a Responsible Officer of each Issuer, together with all attachments contemplated thereby; and

(ii) the results of a recent search of all effective UCC financing statements (or equivalent filings) made with respect to any assets or property of any Issuer in the jurisdictions specified in the Perfection Certificate, together with copies of all such filings disclosed by such search, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the issuance of the First Tranche Notes on the First Tranche Closing Date, will be terminated or released.

(e) Opinion of Counsel to Issuer. The Administrative Agent and the Noteholders shall have received an executed copy of a favorable written opinion of Latham & Watkins LLP, counsel for each Issuer, as to such matters as Administrative Agent or the Noteholders may reasonably request, dated as of the Closing Date, in form and substance satisfactory to Administrative Agent and the Noteholders (and each Issuer hereby instructs such counsel to deliver such opinion to the Administrative Agent and the Noteholders).

(f) Solvency Certificate. The Administrative Agent and the Noteholders shall have received a Solvency Certificate duly executed and delivered by the Chief Financial Officer of Eargo substantially in the form of Exhibit B, dated as of the Closing Date, certifying that, after giving effect to the consummation of the transactions contemplated herein, Eargo and its Subsidiaries, on a consolidated basis, are and will be Solvent as of the Closing Date.

(g) Closing Certificate. Eargo shall have delivered to the Administrative Agent a duly executed certificate of a Responsible Officer of Eargo, certifying that the conditions set forth in clauses (c), (h), (l), (m) and (n) have been satisfied on the Closing Date, in form and substance satisfactory to the Administrative Agent.

(h) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments pending or, to Issuer’s knowledge, threatened in writing in any court or before any arbitrator or Governmental Authority that singly or in the aggregate materially impairs any of the transactions contemplated by the Note Documents or that could be reasonably expected to have a Material Adverse Effect.

(i) Bank Regulations. The Administrative Agent and the Noteholders shall have received all documentation and other information reasonably requested by such Person at least three (3) Business Days prior to the Closing Date that is required by such Person to satisfy any administrative or regulatory requirements, including as required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and all such documentation and other information shall be in form and substance reasonably satisfactory to the Administrative Agent or such Noteholder.

(j) Investor Rights Agreement; Registration Rights Agreement. The Administrative Agent shall have received a duly executed copy of the Investor Rights Agreement and the Registration Rights Agreement.

(k) Insurance. The Administrative Agent shall have received evidence satisfactory to the Noteholders that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of the Administrative Agent.

(l) Representations and Warranties. The representations and warranties in this Agreement and in each other Note Document shall be true, accurate, and complete in all material respects on the Closing Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(m) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on or prior to the Closing Date.

(n) No Default or Event of Default. No Default or Event of Default shall exist or would result from such proposed Note issuance or from the application of the proceeds therefrom.

(o) Fees and Expenses. The Issuers shall have paid to the Administrative Agent or the Noteholders, as applicable, all fees and expenses (including the fees and disbursements of counsel) then due and payable on the Closing Date pursuant to Section 12.9 (which amounts, in the case of amounts due to the Noteholders, may be offset against the proceeds of the Notes at the election of the Noteholders).

3.2 Conditions Precedent to Purchase of First Tranche Notes. Each applicable Noteholder’s obligation to purchase the First Tranche Notes is subject to the satisfaction (or waiver) of the following conditions precedent, each to be completed in form and substance satisfactory to such Noteholders:

(a) Notes. The Administrative Agent and the applicable Noteholders shall have received copies of each First Tranche Note for such Noteholders in accordance with Section 2.1.1(a)(iii), each duly executed and delivered by a Responsible Officer of each Issuer.

(b) Operating Documents; Incumbency. The Administrative Agent and each Noteholder with a First Tranche Commitment shall have received a certificate for each Issuer, by such Issuer’s secretary or assistant secretary, dated the First Tranche Closing Date, attaching (i) copies of each Operating Document of such Issuer (or, with respect to the bylaws (or equivalent governing document) of each Issuer, confirming no change to such document since the last delivery of such document to the Administrative Agent); (ii) signature and incumbency certificates of the officers of such Person executing the Note Documents; (iii) Borrowing Resolutions of such Issuer; and (iv) a good standing certificate from the applicable Governmental Authority of such Issuer’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the First Tranche Closing Date.

(c) Governmental Authorizations and Consents. Each Issuer shall have obtained all governmental authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Note Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Noteholders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Note Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(d) Opinion of Counsel to Issuer. The Administrative Agent and the Noteholders with a First Tranche Commitment shall have received an executed copy of a favorable written opinion of Latham & Watkins LLP, counsel for each Issuer, as to such matters as such Noteholders may reasonably request, dated as of the First Tranche Closing Date, in form and substance satisfactory to Administrative Agent and such Noteholders (and each Issuer hereby instructs such counsel to deliver such opinion to the Administrative Agent and the Noteholders).

(e) Solvency Certificate. The Administrative Agent and the Noteholders with a First Tranche Commitment shall have received a Solvency Certificate duly executed and delivered by the Chief Financial Officer of Eargo substantially in the form of Exhibit B, dated as of the First Tranche Closing Date, certifying that, after giving effect to the consummation of the transactions contemplated herein, including the issuance of the First Tranche Notes on the First Tranche Closing Date and the application of proceeds therefrom, Eargo and its Subsidiaries, on a consolidated basis, are and will be Solvent.

(f) Closing Certificate. Eargo shall have delivered to the Administrative Agent and the Noteholders with a First Tranche Commitment a duly executed certificate of a Responsible Officer of Eargo, certifying that the conditions set forth in clauses (c), (g), (k), (l) and (m) have been satisfied on the First Tranche Closing Date, in form and substance satisfactory to the Noteholders.

(g) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments pending or, to Issuer’s knowledge, threatened in writing in any court or before any arbitrator or Governmental Authority that singly or in the aggregate materially impairs any of the transactions contemplated by the Note Documents or that could be reasonably expected to have a Material Adverse Effect.

(h) Bank Regulations. The Administrative Agent and the Noteholders shall have received all documentation and other information reasonably requested by such Person at least three (3) Business Days prior to the First Tranche Closing Date that is required by such Person to satisfy any administrative or regulatory requirements, including as required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and all such documentation and other information shall be in form and substance reasonably satisfactory to the Administrative Agent or such Noteholder.

(i) Issuance Request. The Administrative Agent shall have received a fully executed and delivered Issuance Request in respect of the First Tranche Notes.

(j) Silicon Valley Bank Payoff. The Noteholders shall have received evidence satisfactory to them of the repayment of all Indebtedness and other obligations under that certain Loan and Security Agreement, dated as of June 6, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement”), between Issuer and Silicon Valley Bank, and the release and termination of all Liens and other security interest related thereto. As of the First Tranche Closing Date, after giving effect to the transactions contemplated hereby, the Issuer shall have no Indebtedness for borrowed money, other than pursuant to this Agreement.

(k) Representations and Warranties. The representations and warranties in this Agreement and in each other Note Document shall be true, accurate, and complete in all material respects on the First Tranche Closing Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(l) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on or prior to the First Tranche Closing Date.

(m) No Default or Event of Default. No Default or Event of Default shall exist or would result from such proposed Note issuance or from the application of the proceeds therefrom.

(n) Fees and Expenses. The Issuers shall have paid to the Administrative Agent or the Noteholders, as applicable, all fees and expenses (including the fees and disbursements of counsel) then due and payable on the First Tranche Closing Date pursuant to Section 12.9 (which amounts, in the case of amounts due to the Noteholders, may be offset against the proceeds of the Notes at the election of the Noteholders).

(o) Collateral. In order to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid, perfected first priority security interest (subject to Permitted Liens) in the Collateral, the Administrative Agent and the Noteholders shall have received:

(i) evidence reasonably satisfactory to the Noteholders of the compliance by each Issuer with their obligations hereunder (including their obligations to authorize and deliver UCC financing statements, originals of securities (including stock certificates, if any, representing pledged equity interests along with appropriate endorsements), instruments and chattel paper); provided that, notwithstanding any other provision of this Agreement or any other Note Document, no Issuer will be required to enter into any Control Agreement prior to the date that is thirty (30) days after the Closing Date; and

(ii) the IP Agreement, duly executed and delivered by a Responsible Officer of each Issuer.

3.3 Conditions Precedent to Purchase of Second Tranche Notes. Each applicable Noteholder’s obligation to purchase the Second Tranche Notes is subject to the satisfaction (or waiver) of the following conditions precedent, each to be completed in form and substance satisfactory to the Noteholders:

(a) No Rights Offering Within Five Months; Under-Subscribed Rights Offering Within Five Months. Either (i) the Rights Offering shall not have occurred on or prior to the date that is one hundred fifty (150) days after the First Tranche Closing Date or (ii) if the Rights Offering has been completed on or prior to the date that is one hundred fifty (150) days after the First Tranche Closing Date, the holders of Common Stock that participate in the Rights Offering shall have subscribed for and purchased less than 75,000,000 shares of Common Stock in the Rights Offering. If clause (ii) has occurred, the Issuer shall have provided a certification to the Administrative Agent of the Second Tranche Commitment and an updated schedule of the Second Tranche Commitments that shall, to the extent approved by the Noteholders with a Second Tranche Commitment, amend and replace Schedule I hereto with respect to the Second Tranche Commitments.

(b) Notes. The Administrative Agent and the applicable Noteholders shall have received copies of each Second Tranche Note for such Noteholder in accordance with Section 2.1.1(b)(iii), each duly executed and delivered by a Responsible Officer of each Issuer.

(c) Operating Documents; Incumbency. The Administrative Agent and each Noteholder with a Second Tranche Commitment shall have received a certificate for each Issuer, by such Issuer’s secretary or assistant secretary, dated the Second Tranche Closing Date, attaching (i) copies of each Operating Document of such Issuer (or, with respect to the bylaws (or equivalent governing document) of each Issuer, confirming no change to such document since the last delivery of such document to the Administrative Agent); (ii) signature and incumbency certificates of the officers of such Person executing the Note Documents; (iii) Borrowing Resolutions of such Issuer; and (iv) a good standing certificate from the applicable Governmental Authority of such Issuer’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Second Tranche Closing Date.

(d) Governmental Authorizations and Consents. Each Issuer shall have obtained all governmental authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Note Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Noteholders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Note Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(e) Issuance Request. The Administrative Agent shall have received a fully executed and delivered Issuance Request in respect of the Second Tranche Notes.

(f) Closing Certificate. Eargo shall have delivered to the Administrative Agent and the Noteholders with a Second Tranche Commitment a duly executed certificate of a Responsible Officer of Eargo, certifying that the conditions set forth in clauses (d), (i), (j), (k) and (l) have been satisfied on the Second Tranche Closing Date, in form and substance satisfactory to the Noteholders.

(g) Solvency Certificate. The Administrative Agent and each Noteholder with a Second Tranche Commitment shall have received a Solvency Certificate duly executed and delivered by the Chief Financial Officer of Eargo substantially in the form of Exhibit B, dated as of the Second Tranche Closing Date, certifying that, after giving effect to the issuance of the Second Tranche Notes on the Second Tranche Closing Date and the application of proceeds therefrom, Eargo and its Subsidiaries, on a consolidated basis, are and will be Solvent;

(h) Opinion of Counsel to Issuer. The Administrative Agent and the Noteholders with a Second Tranche Commitment shall have received an executed copy of a favorable written opinion of Latham & Watkins LLP, counsel for each Issuer, as to such matters as Administrative Agent or such Noteholders may reasonably request, dated as of the Second Tranche Closing Date, in form and substance satisfactory to Administrative Agent and such Noteholders (and each Issuer hereby instructs such counsel to deliver such opinion to the Administrative Agent and the Noteholders).

(i) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments pending or, to Issuer’s knowledge, threatened in writing in any court or before any arbitrator or Governmental Authority that singly or in the aggregate materially impairs any of the transactions contemplated by the Note Documents or that could be reasonably expected to have a Material Adverse Effect.

(j) Representations and Warranties. The representations and warranties in this Agreement and in each other Note Document shall be true, accurate, and complete in all material respects on the Second Tranche Closing Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(k) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on or prior to the Second Tranche Closing Date.

(l) No Default or Event of Default. No Default or Event of Default shall exist or would result from such proposed Note issuance or from the application of the proceeds therefrom.

(m) Fees and Expenses. The Issuers shall have paid to the Administrative Agent or the Noteholders, as applicable, all fees and expenses (including the fees and disbursements of counsel) then due and payable on the Second Tranche Closing Date pursuant to Section 12.9 (which amounts, in the case of amounts due to the Noteholders, may be offset against the proceeds of the Notes at the election of the Noteholders).

(n) Second Tranche Commitment Termination Date. The Second Tranche Commitment Termination Date shall not have occurred.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. As of the First Tranche Closing Date, to secure the prompt payment and performance in full of all of the Obligations, Issuer hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien upon the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If this Agreement and the Commitments of the Noteholders are terminated, the Administrative Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and the termination of the Commitments, the Administrative Agent shall, at the request of and at the sole cost and expense of Issuer, promptly release its Liens in the Collateral pursuant to documentation prepared by the Issuer in form and substance reasonably satisfactory to the Administrative Agent and all rights therein shall revert to the Issuer.

4.2 Priority of Security Interest. Issuer represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are expressly permitted pursuant to the terms of this Agreement to have superior priority to the Administrative Agent’s Lien under this Agreement). If Issuer shall acquire a commercial tort claim greater than $100,000, Issuer shall promptly notify the Administrative Agent in a writing signed by Issuer of the general details thereof and grant to the Administrative Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Required Noteholders.

4.3 Authorization to File Financing Statements. Issuer hereby authorizes (without obligation) the Administrative Agent to file, at the Issuer’s expense, financing statements (and any amendments, modifications or continuations with respect thereto) relating to the Collateral, without notice to the Issuer, with all appropriate jurisdictions to perfect or protect the Secured Parties’ interest or rights hereunder, which may (a) indicate the Collateral (i) as “all assets” of the Issuer or words of similar effect, if appropriate, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code or (ii) by specific Collateral category and (b) provide any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment. Issuer authorizes (without obligation) the Administrative Agent to execute any such financing statements and/or control agreements in the Issuer’s name and to perform all other acts, at the Issuer’s expense, which the Required Noteholders deem appropriate to perfect and to continue perfection of the security interest of the Administrative Agent.

5. REPRESENTATIONS AND WARRANTIES

Each Issuer represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority; Authorized and Outstanding Stock.

(a) Issuer is duly existing and in good standing as a Registered Organization in its jurisdiction of formation, and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. In connection with this Agreement, Issuer has delivered to the Administrative Agent a completed certificate signed by Issuer, entitled “Perfection Certificate” (the “Perfection Certificate”). Issuer represents and warrants to the Administrative Agent that (a) Issuer’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Issuer is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Issuer’s organizational identification number or accurately states that Issuer has none; (d) the Perfection Certificate accurately sets forth Issuer’s place of business, or, if more than one, its chief executive office as well as Issuer’s mailing address (if different than its chief executive office); (e) Issuer (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Issuer is accurate and complete in all material respects (it being understood and agreed that Issuer may from time to time update certain information in the Perfection Certificate after the Closing Date to the extent permitted by one or more specific provisions in this Agreement).

(b) The execution, delivery and performance by Issuer of the Note Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Issuer’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Issuer or any of its property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except (a) such Governmental Approvals which have already been obtained and are in full force and effect (or are being obtained pursuant to Section 6.1(b)), (b) the filing of a UCC-1 financing statement with the Delaware and/or California Secretaries of State covering the Collateral in connection with the security interests granted herein, (c) the filing of a Form D and current report on Form 8-K with the SEC, (d) filings with applicable state securities commissions and (e) the listing of the Conversion Shares with Nasdaq) or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Issuer is bound. Issuer is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Effect.

(c) As of the date of this Agreement, the authorized capital stock of Eargo consists of 300,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

(d) As of May 31, 2022, (i) no shares of Preferred Stock were issued and outstanding, (ii) 39,358,558 shares of Common Stock were issued and outstanding, (iii) 2,098,050 shares of Common Stock were subject to outstanding restricted stock units granted pursuant to the Stock Plans, (iv) options to purchase 5,209,086 shares of Common Stock granted pursuant to the Stock Plans were outstanding, (v) 7,307,136 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options or the vesting of restricted stock units granted pursuant to the Stock Plans, and (vi) the amount of unrestricted cash presented on the balance sheet of Eargo is $36,738,797. Except as set forth in this Section, there are no outstanding options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require the Company to issue or sell any of its equity ownership interests (or securities convertible into or exchangeable for shares of its equity ownership interests).

(e) All of the issued and outstanding shares of Common Stock are and, when issued in accordance with the terms of Section 2.5.2 or Section 2.5.3, as applicable, will be duly authorized and validly issued and fully paid and non-assessable. Subject only to the Stockholder Charter Approval, the Conversion Shares will be reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued and fully paid and non-assessable and will not be subject to any preemptive right or any restrictions on transfer under applicable Law or any contract to which Eargo is a party, other than those under applicable state and federal securities and antitakeover Laws, this Agreement, the Investor Rights Agreement and the Registration Rights Agreement. When issued in accordance with the terms hereof, the Conversion Shares will be free and clear of all Liens (other than Liens incurred by the Noteholders, restrictions arising under applicable securities Laws, or restrictions imposed by this Agreement, the Investor Rights Agreement or the Registration Rights Agreement).

(f) Except as set forth in the Section 5.1(f) of the Disclosure Schedule or as otherwise expressly described in this Agreement: (i) no subscription, warrant, option, convertible security or other right issued by Eargo to purchase or acquire any shares of capital stock of Eargo is authorized or outstanding; (ii) there is not any commitment of Eargo to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock; (iii) Eargo has no obligation to purchase, redeem or otherwise acquire any shares of its capital stock or to pay any dividend or make any other distribution in respect thereof; and (iv) there are no agreements between Eargo and any holder of its capital stock relating to the acquisition, disposition or voting of the capital stock of Eargo. No person or entity is entitled to any preemptive right granted by Eargo with respect to the issuance of any capital stock of Eargo.

(g) This Agreement has been, and the Investor Rights Agreement and Registration Rights Agreement, at the First Tranche Closing will be, duly executed and delivered by the Issuer. Assuming due execution and delivery thereof by each of the other parties hereto or thereto, this Agreement, the Investor Rights Agreement and the Registration Rights Agreement will each be a valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The Issuer has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the Delaware General Corporation Law will not apply with respect to or as a result of the issuance of the Notes (or the Conversion Shares) to the Noteholders or any permitted transfer thereof in accordance with this Agreement, without any further action on the part of the stockholders or the board of directors of the Issuer.

5.2 Collateral.

(a) The Issuer has good and valid title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. The Issuer has no Collateral Accounts at or with any bank or financial institution other than as permitted in accordance with Section 6.6 hereof. To the Issuer’s knowledge, the Accounts are bona fide, existing obligations of the Account Debtors.

(b) The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as otherwise permitted under Section 7.2. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2; provided, however, the foregoing shall not apply to any location that maintains Collateral with an aggregate value less than $10,000.

(c) Issuer is the sole owner of the Intellectual Property which it owns or purports to own and otherwise has a valid and enforceable right to use all Intellectual Property used in its business, except where the failure to own or have the right to use such Intellectual Property would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To Issuer’s knowledge, each registration for Intellectual Property which it owns or purports to own and which is material to Issuer’s business is subsisting, valid and enforceable, and no part of the Intellectual Property which Issuer owns or purports to own and which is material to Issuer’s business has been judged invalid or unenforceable, in whole or in part. To the best of Issuer’s knowledge, no claim has been made or threatened that any part of the Intellectual Property infringes, misappropriates or otherwise violates the rights of any third party except to the extent such claim would not reasonably be expected to have a Material Adverse Effect.

(d) Except as noted on the Perfection Certificate or as otherwise disclosed to the Administrative Agent pursuant to Section 6.8(b), Issuer is not a party to, nor is it bound by, any Restricted License.

(e) Upon (i) the filing of appropriate financing statements and the recordation of the IP Agreement with the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, all actions necessary to perfect the security interest, so far as perfection is possible under relevant Laws, in the Collateral of the Issuer created under this Agreement with respect to which a Lien may be perfected by filing pursuant to the UCC or 35 U.S.C. §261, 15 U.S.C. §1060 or 17 U.S.C. §205 shall have been duly made or taken and are in full force and effect, and this Agreement creates in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings, perfected, so far as perfection is possible under relevant Laws through making such filings, first priority security interest in such Collateral of the Issuer (subject to Permitted Liens), securing the payment of the Obligations and (ii) the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control, all actions necessary to perfect the security interest, so far as perfection is possible under relevant Laws, in such Collateral of the Issuer created under this Agreement with respect to which a Lien may be perfected by taking of possession or control shall have been duly made or taken, and this Agreement creates in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with possession or control so far as perfection is possible under relevant Laws through such possession or control, first priority security interest in such Collateral of the Issuer (subject to Permitted Liens), securing the payment of the Obligations.

(f) The Issuer represents and warrants that all certificates or instruments representing or evidencing the equity interests constituting Collateral in existence on the date hereof have been delivered to the Administrative Agent in suitable form for transfer by delivery or accompanied by duly executed undated instruments of transfer or assignment in blank, and that (assuming continuing possession by the Administrative Agent) the Administrative Agent has a perfected first priority security interest therein.

5.3 Litigation. Except as set forth in Section 5.3 of the Disclosure Schedule or other than those of which Issuer has notified the Administrative Agent pursuant to Section 6.2(i), there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against the Issuer that could reasonably be expected to result in liability of the Issuer involving more than, individually or in the aggregate, $250,000. Neither the Issuer nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency that is expressly applicable to the Issuer or any of its Subsidiaries, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.4 Financial Statements; Financial Condition. All consolidated financial statements for the Issuer delivered to the Noteholders fairly present in all material respects Issuer’s consolidated financial condition and Issuer’s consolidated results of operations as of the dates and for the periods set forth therein. There has not been any material deterioration in Issuer’s consolidated financial condition since the date of the most recent financial statements delivered to the Administrative Agent or otherwise filed with the SEC.

5.5 Solvency. The fair salable value of Issuer’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Issuer’s liabilities. Issuer is not left with unreasonably small capital after the transactions in this Agreement; and Issuer is able to pay its debts (including trade debts) as they mature (“Solvent”). The Noteholders have provided the Issuer with reasonably equivalent value with respect to the Collateral and the Liens and security interests granted hereunder. The Repayment Value Excess shall be disregarded for purposes of any determination made pursuant the first sentence of this Section 5.5.

5.6 Regulatory Compliance. Issuer is not, and immediately after giving effect to the sale of the Notes in accordance with this Agreement and the application of the proceeds thereof will not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. Issuer is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Except as set forth in Section 5.6 of the Disclosure Schedule, Issuer (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a Material Adverse Effect. None of Issuer’s properties or assets has been used by Issuer or, to the best of Issuer’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance in all material respects with Requirements of Law. The Issuer has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.7 Subsidiaries; Investments. The Issuer does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments. The Issuer, directly or indirectly, owns of record and beneficially free and clear of all Liens, all of the issued and outstanding capital stock or equity interests of each of its Subsidiaries. All of the issued and outstanding capital stock or equity interest of the Issuer’s Subsidiaries has been duly authorized and validly issued, and in the case of corporations, is fully paid and non-assessable. There are no outstanding rights, options, warrants, preemptive rights, conversion rights, rights of first refusal or similar rights for the purchase or acquisition from any of the Issuer’s Subsidiaries of any securities of such Subsidiaries nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights, conversion rights or rights of first refusal.

5.8 Tax Returns and Payments; Pension Contributions. The Issuer is not a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the IRC. Except as set forth in Section 5.8 of the Disclosure Schedule, the Issuer has timely filed (taking into account valid extensions to file) all required tax returns and reports, and Issuer has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Issuer except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed $150,000.

To the extent Issuer defers payment of any contested taxes, Issuer shall (i) notify the Administrative Agent in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps reasonably required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is more than $150,000 (other than a Permitted Lien). Issuer is unaware of any claims or adjustments proposed for any of Issuer’s prior tax years which could result in additional taxes becoming due and payable by Issuer in excess of $150,000. Issuer has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Issuer has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Issuer, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9 Use of Proceeds. Issuer shall use the proceeds of the Notes solely as working capital, to fund its general business requirements and to repay Indebtedness of the Issuer outstanding pursuant to the Existing Loan Agreement, and not for personal, family, household or agricultural purposes.

5.10 Full Disclosure.

(a) No written representation, warranty or other statement of Issuer in any report, certificate, or written statement submitted to the Administrative Agent or the Noteholders in connection with this Agreement or the other Note Documents, as of the date such representation, warranty, or other statement was made, taken together with all such written reports, written certificates and written statements submitted to the Administrative Agent or the Noteholders in connection with this Agreement or the other Note Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates, or written statements not misleading (it being recognized by the Administrative Agent and the Noteholders that the projections and forecasts provided by Issuer in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

(b) Except as set forth in Section 5.10 of the Disclosure Schedule, since January 1, 2021, Eargo has timely filed (a) all annual and quarterly reports and proxy statements (including all amendments, exhibits and schedules thereto) and (b) all other reports and other documents (including all amendments, exhibits and schedules thereto), in each case required to be filed by Eargo with the SEC pursuant to the Exchange Act and the Securities Act except, in the case of clause (b), where the failure to file has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of their respective filing dates, such SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and as of their respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Eargo included in the SEC Documents comply as of their respective dates in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC), and present fairly in all material respects as of their respective dates the consolidated financial position of Eargo and its Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, all in conformity with GAAP (except as may be indicated in such financial statements or the notes thereto).

5.11 Securities Act.

(a) Subject in part to the truth and accuracy of each Noteholder’s representations set forth in Section 14 of this Agreement, the offer, sale and issuance of the Notes as contemplated by this Agreement are exempt from the registration requirements of any applicable state and federal securities Laws, including the Securities Act, and none of the Issuer or any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

(b) Neither the Issuer nor any Person acting on its behalf has offered or sold the Notes by any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) or in any manner involving a public offering, in violation of the Securities Act.

(c) None of the Issuer or any Person acting on its behalf has sold or issued any securities that would be integrated with the offering of the Notes contemplated hereby pursuant to the Securities Act, the rules and regulation thereunder or the interpretations thereof by Securities and Exchange Commission.

(d) When the Notes are issued pursuant to this Agreement, such Notes will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities of the Issuer that are listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, or that are quoted in a United States automated inter-dealer quotation system.

(e) Any shares of common stock of the Issuer issuable upon conversion of the Notes, when issued upon conversion of the Notes will be duly authorized, fully paid and nonassessable and not subject to any Liens or other restrictions (other than those arising under applicable securities Laws) or any preemptive, option to purchase, or similar rights.

(f) Prior to the date hereof, the Issuer has exercised reasonable care, in accordance with Securities and Exchange Commission rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). To the Issuer’s knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Issuer has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Issuer, any predecessor or Affiliate of the Issuer, any director, executive officer, or other officer of the Issuer participating in the offering, general partner or managing member of the Issuer, any beneficial owner of 20% or more of the Issuer’s outstanding voting equity securities, calculated on the basis of voting power, any promoter (as defined in Rule 405 under the Securities Act) connected with the Issuer in any capacity at the time of the sale of the Notes, and any Person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Notes (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

5.12 No Brokers or Finders. The Issuer has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated hereby whose fees the Noteholders would be required to pay.

5.13 Cybersecurity; Data Protection. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Issuer’s information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform as required in connection with the operation of the business of the Issuer as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Issuer has implemented and maintained commercially reasonable controls, policies, procedures, and safeguards designed to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (including protected health information) (“Personal Data”)) collected, used, stored or processed in connection with their businesses, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, nor any incidents under internal review or investigations relating to the same. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Issuer has been for the past three (3) years and are presently in compliance with all applicable Laws or statutes (including the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”)) and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal and external privacy policies, applicable industry standards and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification and regarding the collection, use, transfer, import, export, storage, disposal and disclosure by the Issuer of

Personal Data (“Data Protection Obligations”). The Issuer has not received any written notification of or written complaint regarding, or is aware of any other facts that, individually or in the aggregate, would reasonably indicate non-compliance in any material respect with any Data Protection Obligation. There is no pending, or to the knowledge of the Issuer, threatened, action, suit or proceeding by or before any court or governmental agency, authority or body pending or threatened alleging non-compliance in any material respect with any Data Protection Obligation. The Issuer has taken commercially reasonable steps in accordance with industry standard practices (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) designed to protect Personal Data collected, used or otherwise processed by the Issuer. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Issuer has made all disclosures to users or customers required by applicable Laws and regulatory rules or requirements and no such disclosures have been inaccurate or in violation of any applicable Laws or regulatory rules and requirements.

5.14 Compliance with Health Care Laws.

(a) The Issuer has been for the past three (3) years and is in compliance with all applicable Health Care Laws, except where such noncompliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 5.14 of the Disclosure Schedule, since April 1, 2019: (i) the Issuer has not received any Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the FDA, or other written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or governmental authority alleging a material violation of any Health Care Laws, and, to the Issuer’s knowledge, no such claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action is threatened, (ii) the Issuer is not a party to or has ongoing reporting obligations pursuant to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any governmental authority and (iii) none of the Issuer or its respective employees, officers or directors, or, to the knowledge of the Issuer, agents, has been excluded, suspended or debarred from participation in any U.S. federal health care program or, to the knowledge of the Issuer, is subject to a governmental inquiry, investigation, proceeding or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.

(b) (i) There have been no recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Issuer’s products (“Safety Notice”), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) to the Issuer’s knowledge, there are no facts that would be reasonably likely to result in a Safety Notice with respect to the Issuer’s products or services, or a termination or suspension of marketing or testing of any of the Issuer’s products, except, in each case, such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The research studies and clinical trials conducted by or on behalf of, or sponsored by, the Issuer, or in which the Issuer has participated, were and, if still pending, are being, conducted in all material respects in accordance with all applicable Health Care Laws. The Issuer has not received any written notices or other written correspondence from any governmental authority or institutional review board requiring the termination, suspension or material adverse modification of any research studies or clinical trials conducted by or on behalf of, or sponsored by, the Issuer or in which the Issuer has participated and, to the Issuer’s knowledge, there are no reasonable grounds for the same.

5.15 Employee Matters. Except where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Issuer has been for the past three (3) years and is in compliance with all applicable Laws relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of the ERISA Documents, and each such ERISA Document is in compliance with all applicable requirements of ERISA.

5.16 Environmental Matters. The Issuer has been for the past three (3) years and are in compliance with all applicable Requirements of Environmental Law and required Environmental Permits, except, in each case, where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Issuer has not received within the past three (3) years any written notice from any governmental authority of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit in connection with their respective properties, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.17 Registration Rights. Except as set forth in Section 5.17 of the Disclosure Schedule or as provided in this Agreement or the Registration Rights Agreement or disclosed in the SEC Documents, the Issuer has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.

5.18 Intellectual Property. The Issuer owns or has the valid and enforceable right to use all Intellectual Property used in the conduct of their respective businesses as currently conducted except where any failure to own or have the valid and enforceable right would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Issuer, (a) the conduct of the businesses of the Issuer does not infringe the Intellectual Property right of any third party and (b) the Intellectual Property owned by the Issuer is not being infringed by any third party, except in each case for any infringement that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.19 Nasdaq. As of the date hereof, Eargo’s Common Stock is listed on Nasdaq, and no event has occurred, and Eargo is not aware of any event that is reasonably likely to occur, that would result in the Common Stock being delisted from Nasdaq.

5.20 Illegal Payments; FCPA Violations. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Issuer or, to the knowledge of the Issuer, any officer, director, employee, agent, representative or consultant acting on behalf of the Issuer (and only in their capacities as such) has, in connection with the business of the Issuer: (a) unlawfully offered, paid, promised to pay, or authorized the payment of, directly or indirectly, anything of value, including money, loans, gifts, travel, or entertainment, to any Government Official with the purpose of (i) influencing any act or decision of such Government Official in his or her official capacity; (ii) inducing such Government Official to perform or omit to perform any activity in violation of his or her legal duties; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence or affect any act or decision of such Governmental Authority, except, with respect to the foregoing clauses (i) through (iv), as permitted under the U.S. Foreign Corrupt Practices Act of 1977, as amended, or other applicable Law; (b) made any illegal contribution to any political party or candidate; (c) made, offered or promised to pay any unlawful bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, directly or indirectly, in connection with the business of the Issuer, to any Person, including any supplier or customer; (d) knowingly established or maintained any unrecorded fund or asset or made any false entry on any book or record of the Issuer for any purpose; or (e) otherwise violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, or any other applicable anti-corruption or anti-bribery Law.

5.21 Economic Sanctions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Issuer is not in contravention of any sanction, and has not engaged in any conduct sanctionable, under U.S. economic sanctions Laws, including applicable Laws administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part V, the Iran Sanctions Act, as amended, the Comprehensive Iran Sanctions, Accountability and Divestment Act, as amended, the Iran Threat Reduction and Syria Human Rights Act, as amended, the Iran Freedom and Counter-Proliferation Act of 2012, as amended, and any executive order issued pursuant to any of the foregoing.

5.22 Absence of Changes. Since January 1, 2021, there has not been any change, development, occurrence or event that has had or would reasonably be expected to have a Material Adverse Effect.

6. AFFIRMATIVE COVENANTS

The Issuer shall do all of the following:

6.1 Government Compliance.

(a) Except as otherwise permitted by Section 7.3, maintain its legal existence and good standing in its jurisdiction of formation, and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect the Issuer’s business or operations. The Issuer shall comply in all material respects, with all Laws, ordinances and regulations to which it is subject.

(b) Obtain all of the Governmental Approvals necessary for the performance by the Issuer of its obligations under the Note Documents to which it is a party and the grant of a security interest to the Administrative Agent in the Collateral. The Issuer shall promptly provide copies of any such obtained Governmental Approvals to the Administrative Agent.

(c) The Issuer will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any real property, to comply, with the requirements of all applicable Laws, rules, regulations and orders of any Governmental Authority, non-compliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.2 Financial Statements; Reports. Provide the Administrative Agent with the following:

(a) Monthly Management Report. As soon as available, but no later than thirty (30) days after the last day of each month, commencing with the month ending May 31, 2022, a monthly management report of Eargo and its Subsidiaries covering operations for such month, in such form prepared by Eargo’s management team consistent with its past practice and reasonably acceptable to the Required Noteholders (it being understood that the sample management report provided by Eargo to the Noteholders on June 10, 2022 is reasonably acceptable to the Required Noteholders as of the date hereof).

(b) Quarterly Financial Statements. As soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2022, an unaudited consolidated balance sheet, income statement, and statement of cash flows, in each case, of Eargo and its Subsidiaries, covering operations for such fiscal quarter in a form consistent with those filed with the SEC.

(c) Annual Audited Financial Statements. As soon as available, but no later than ninety (90) days after the last day of each fiscal year of Eargo, commencing with the fiscal year ending December 31, 2022, an audited consolidated balance sheet, income statement, and statement of cash flows, in each case, of Eargo and its Subsidiaries, prepared in accordance with GAAP, consistently applied, together with an unqualified opinion from an independent certified public accounting firm of nationally recognized standing reasonably acceptable to the Required Noteholders with respect to such audited financial statements for such fiscal year.

(d) Compliance Statement. Together with delivery of financial statements pursuant to clause (a) (other than with respect to the third month of any fiscal quarter), (b) and (c) above, a completed Compliance Statement, confirming that, as of the end of such month, fiscal quarter or fiscal year, as applicable, the Issuer was in full compliance with the terms and conditions of this Agreement, and including such other information as the Required Noteholders may reasonably request.

(e) Annual Operating Budget and Financial Projections. Within sixty (60) days after the last day of each fiscal year of Eargo, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of the Issuer and (B) annual financial projections for the following fiscal year (on a quarterly basis) as approved by the board of directors of Eargo, together with any related business forecasts used in the preparation of such annual financial projections, in each case, in form and substance reasonably acceptable to the Required Noteholders and approved in accordance with the Investor Rights Agreement.

(f) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to holders of Eargo’s capital stock generally in their capacity as such;

(g) SEC Filings. Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by the Issuer with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange.

(h) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against the Issuer that could reasonably be expected to result in damages or costs to the Issuer of, individually or in the aggregate, $250,000 or more.

(i) Notice of Change in Board of Directors. Within four (4) Business Days, written notice of any change in the board of directors (or similar governing body) of Eargo.

(j) Information Regarding Collateral. Promptly, written notice if any material portion of the Collateral is damaged or destroyed. The Issuer agrees not to effect or permit any change in its legal name, organizational structure, jurisdiction of formation, or tax identification number, unless previously approved in writing by the Required Noteholders and all filings have been made under the UCC or otherwise that are required (as determined by the Required Noteholders) in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all of the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents.

(k) Notice of Default. Promptly (but in any event within three (3) Business Days) upon any officer of the Issuer obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Issuer with respect thereto or (ii) of the occurrence of any event or change that has caused or would reasonably be expected to result in, in any case or in the aggregate, a Material Adverse Effect, in each case, a certificate of a Responsible Officer of the Issuer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Issuer has taken, is taking and proposes to take with respect thereto.

(l) Other Information. Other information reasonably requested by the Administrative Agent or any Noteholder.

Any submission by the Issuer of a Compliance Statement or any financial statement to the Administrative Agent shall be deemed to be a representation by the Issuer that (i) as of the date of such Compliance Statement or financial statement, the financial information and calculations set forth therein are true, accurate, and correct, (ii) as of the end of the compliance period forth in such submission, the Issuer is in complete compliance with all required covenants set forth herein and in the other Note Documents, except as noted in such Compliance Statement or financial statement; (iii) as of the date of such submission, no Events of Default have occurred or are continuing; (iv) all representations and warranties, other than any representations or warranties that are made as of a specific date in Section 5, remain true and correct in all material respects as of the date of such submission (other than any representation or warranty that is qualified by materiality, Material Adverse Effect or words of similar import, in which case such representations and warranties remain true and correct in all respects), except as noted in such Compliance Statement or financial statement; (v) as of the date of such submission, the Issuer has timely filed all required tax returns and reports, and the Issuer has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by the Issuer, except as otherwise permitted pursuant to the terms of Section 5.9; and (vi) as of the date of such submission, no Liens have been levied or claims made against the Issuer relating to unpaid employee payroll or benefits of which the Issuer has not previously provided written notification to the Administrative Agent.

Documents required to be delivered pursuant to the terms hereof (x) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which Eargo posts such documents or (y) shall be deemed to have been delivered to the Administrative Agent on the date on which the Issuer posts such documents to EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR), in each case of clauses (x) and (y), so long as the Issuer immediately notifies the Administrative Agent and the Noteholders in writing (which may be by electronic mail) of the posting of any such documents and provides a link thereto.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between the Issuer and its Account Debtors shall follow the Issuer’s customary practices as they exist on the Closing Date. The Issuer must promptly notify the Administrative Agent of all returns, recoveries, disputes and claims in respect of the Issuer’s Inventory that involve more than $300,000.

6.4 Taxes; Pensions. Timely file (taking into account valid extensions to file) all required tax returns and reports and timely pay all foreign, federal, state and local taxes, assessments, deposits and contributions owed by the Issuer, except for (i) deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof and (ii) up to $150,000 in other taxes so long as no Lien has been filed in connection with the same, and shall deliver to the Administrative Agent appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance.

(a) Keep its business and the Collateral insured for risks in amounts standard for companies in the Issuer’s industry and location and as the Required Noteholders may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Issuer, and in amounts that are reasonably satisfactory to the Required Noteholders. All property policies shall have a lender’s loss payable endorsement showing the Administrative Agent as the sole loss payee. All liability policies shall show, or have endorsements showing, the Administrative Agent as an additional insured. The Administrative Agent shall be named as loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b) Ensure that proceeds payable under any property policy are, at the Noteholders’ option, payable to the Administrative Agent on account of the Obligations. Notwithstanding the foregoing, (i) so long as no Event of Default has occurred and is continuing, the Issuer shall have the option of applying the proceeds of any casualty policy up to $500,000 with respect to any loss, but not exceeding $1,000,000 in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property, provided that any such replaced or repaired Collateral (A) shall be of equal or like value as the replaced or repaired Collateral and (B) shall be deemed Collateral in which the Administrative Agent has been granted a first priority security interest (subject to Permitted Liens) and (ii) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Noteholders, be payable to the Administrative Agent on account of the Obligations.

(c) At the Administrative Agent’s request (at the direction of the Required Noteholders), the Issuer shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice (or ten (10) days for cancellation as a result of nonpayment of premium) before any such policy or policies shall be canceled. If the Issuer fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and the Administrative Agent, the Administrative Agent or the Required Noteholders may make all or part of such payment or obtain such insurance policies required in this Section 6.5 and take any action, or direct the Administrative Agent to take any action, under the policies that the Required Noteholders deem prudent.

6.6 Operating Accounts. For each Collateral Account that the Issuer at any time maintains, the Issuer shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement with respect to such Collateral Account to perfect the Administrative Agent’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of the Administrative Agent (acting at the direction of the Required Noteholders); provided, that, with respect to any Collateral Account existing on the Closing Date, the Issuer shall not be considered to have breached this Section 6.6 until the date that is thirty (30) days after the Closing Date (or such later date as is approved in writing by the Required Noteholders). The provisions of the previous sentence shall not apply to (a) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Issuer’s employees and identified to the Administrative Agent by the Issuer as such and (b) accounts that are maintained at all times on a “zero balance” basis. The Issuer shall also be permitted to maintain merchant accounts (including Stripe, Ally Financial, Bread, PayPal, CareCredit, LLC, CyberSource / Visa and Covered Care (the foregoing being as described in the Perfection Certificate) (collectively, the “Merchant Accounts”)), provided that Merchant Accounts shall automatically sweep on a daily basis to a Collateral Account subject to a Control Agreement.

6.7 Cash Management. Maintain cash and Cash Equivalents on deposit in Collateral Accounts (which, for the avoidance of doubt, are subject to Control Agreements in accordance with Section 6.6) in an aggregate amount of no less than $40,000,000 at all times. The Issuer agrees, at any time and from time to time, upon the request of the Required Noteholders, to provide evidence reasonably satisfactory to such Person or Persons of the Issuer’s compliance with this Section 6.7.

6.8 Protection of Intellectual Property Rights.

(a) Take all actions reasonably necessary to (i) maintain, and file and pursue each application to obtain, the registration of each of its material Patents, Trademarks, Domain Names and, to the extent consistent with past practices, Copyrights, including by filing applications for renewal, affidavits of use, affidavits of noncontestability and, if reasonably necessary (taking into account the projected cost of such proceedings versus the expected benefit thereof), by initiating opposition and interference and cancellation proceedings against third parties, (ii) maintain and protect the secrecy or confidentiality of its material Trade Secrets and (iii) otherwise protect, defend and preserve Issuer’s rights in, and the validity or enforceability of, its material Intellectual Property.

(b) Promptly advise the Administrative Agent in writing of any infringement, misappropriation or other violation of Issuer’s Intellectual Property or any other event in each case of which it becomes aware (including the institution of, or any determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office, court or other similar governmental body) that could reasonably be expected to materially and adversely affect the value of, or the Administrative Agent’s ability to dispose of its rights and remedies related to, Issuer’s Intellectual Property, and take such actions that, in Issuer’s commercially reasonable business judgment, are reasonable and appropriate under the circumstances to protect such Intellectual Property (including collecting damages for such infringement, misappropriation or other violation).

(c) Not allow any Intellectual Property material to Issuer’s business to lapse or be abandoned, forfeited or dedicated to the public without the Required Noteholder’s prior written consent.

(d) Provide written notice to the Administrative Agent within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).

(e) To the extent not already disclosed in the Perfection Certificate or the IP Agreement, if the Issuer (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, registered Domain Name or any pending application for any of the foregoing, as owner or an exclusive licensee or (ii) applies for any Patent or the registration of any Trademark, Copyright or mask work, then the Issuer shall immediately provide written notice thereof to the Administrative Agent and shall execute such intellectual property security agreements (or a supplement to the IP Agreement in form and substance satisfactory to the Required Noteholders) and other documents and take such other actions as the Required Noteholders may request to perfect and maintain a first priority perfected security interest in favor of the Administrative Agent in such property. If the Issuer decides to register any Patent or Trademark with the United States Patent and Trademark Office or Copyright or mask work with the United States Copyright Office, the Issuer shall: (x) provide the Administrative Agent with at least fifteen (15) days’ prior written notice of the Issuer’s intent to register such Intellectual Property, together with a copy of the application it intends to file with such office; (y) execute an intellectual property security agreement (or a supplement to the IP Agreement in form and substance satisfactory to the Required Noteholders) and such other documents and take such other actions as the Required Noteholders may request to perfect and maintain a first priority perfected security interest in favor of the Administrative Agent in such Intellectual Property intended to be registered with the applicable office; and (z) record such intellectual property security agreement (or such supplement to the IP Agreement) with the applicable office contemporaneously with the filing of the Intellectual Property with the applicable office. The Issuer shall promptly provide to the Administrative Agent copies of all applications that it files for Patents or for the registration of Trademarks or Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for the perfection or maintenance of perfection of the Administrative Agent’s first priority perfected security interest in such property.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to the Administrative Agent or any Noteholder, without expense to the Administrative Agent or such Noteholder, the Issuer and its officers, employees and agents and the Issuer’s books and records to the extent that the Administrative Agent or such Noteholder may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against the Administrative Agent or such Noteholder with respect to any Collateral or relating to the Issuer.

6.10 Access to Collateral; Books and Records. Allow the Administrative Agent or any Noteholder, or their agents, at reasonable times during reasonable business hours, on five (5) Business Days’ prior written notice (provided that no notice shall be required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy the Issuer’s Books. The foregoing inspections and audits shall occur no more than once every twelve (12) months (unless an Event of Default is continuing, in which case, the foregoing may occur as often as the Administrative Agent or such Noteholder reasonably deems necessary) and shall be at Issuer’s expense.

6.11 Joinder of Subsidiaries; Pledge of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, (x) with respect to any Subsidiary owned by the Issuer on the Closing Date or (y) at the time that the Issuer forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date (including pursuant to a Division), the Issuer shall (a) cause any such Subsidiary to deliver to the Administrative Agent a joinder (in form and substance satisfactory to the Required Noteholders) to this Agreement to cause such Subsidiary to become an “Issuer” hereunder, together with such appropriate financing statements, Control Agreements, and such other documents or instruments as the Required Noteholders may reasonably request, all in form and substance satisfactory to the Required Noteholders (including being sufficient to grant the Administrative Agent a first priority Lien (subject to Permitted Liens) in and to the Collateral of such Subsidiary), (b) deliver to the Administrative Agent equity interest certificates and blank transfer powers in order to pledge all of the equity interest held by such Issuer in such Subsidiary, each in form and substance satisfactory to the Required Noteholders, and (c) deliver to the Administrative Agent all other documentation requested by the Required Noteholders, each in form and substance satisfactory to the Required Noteholders, including one or more opinions of counsel to such Issuer and such Subsidiary satisfactory to the Administrative Agent, which in the opinion of the Administrative Agent is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Note Document.

6.12 Other Equity Interests; Instruments; Commercial Tort Claims.

(a) If the Issuer shall at any time hold or acquire any certificated securities (other than equity interests of a Subsidiary pledged to the Administrative Agent pursuant to Section 6.11), promissory notes, tangible chattel paper, negotiable documents or warehouse receipts relating to the Collateral, in each case, with a value in excess of $250,000, the Issuer shall promptly endorse, assign and deliver the same to the Administrative, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative may from time to time specify.

(b) If the Issuer shall at any time hold or acquire a commercial tort claim with a value in excess of $250,000, the Issuer shall promptly notify the Administrative Agent in a writing signed by the Issuer of the particulars thereof and grant to the Administrative Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Required Noteholders.

6.13 Further Assurances. Execute any further instruments and take further actions as the Required Noteholders reasonably request to perfect or continue the Administrative Agent’s Lien in the Collateral or to effect the purposes of this Agreement or the other Note Documents.

6.14 Tax Treatment. The Issuer and the Noteholders agree that the Notes shall be treated for U.S. federal, state, and local income and franchise tax purposes as reasonably determined by the Noteholders in consultation with KPMG or another nationally recognized accounting firm reasonably acceptable to the Issuer, which determination as to treatment shall include (but is not limited to) determinations in respect of interest accruals or payments on the Notes and a conversion, redemption, sale or exchange, or other disposition of the Note, in whole or in part. The Noteholders, in making such determination, shall in good faith consult with the Issuer and consider any comments from the Issuer regarding such determination. The parties hereto agree to treat and report the Notes consistent therewith in any and all filings with any U.S. federal, state or local taxing authority, except as required by a “determination” within the meaning of IRC section 1313(a) (or similar state or local tax provision). The inclusion of this Section 6.14 is not an admission by any Noteholder that it is subject to United States taxation. The Issuer and the Noteholders agree that this Section 6.14 shall survive termination of this Agreement and/or the repayment or conversion of the Notes, and, to the extent that any Noteholder no longer constitutes a “Noteholder” after the date hereof, such Noteholder shall be a third-party beneficiary of this Section 6.14.

7. NEGATIVE COVENANTS

Issuer shall not do any of the following without the Administrative Agent’s (acting at the direction of the Required Noteholders) prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, license, sublicense, option or otherwise dispose of (including pursuant to a Division) (collectively, “Transfer”) all or any part of its assets, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of the Issuer, no longer economically practicable to maintain or useful in the ordinary course of business of the Issuer; (c) consisting of Permitted Liens and Permitted Investments, including licenses permitted hereunder; (d) consisting of the sale or issuance of any stock or other equity interest of the Issuer permitted under Section 7.2; (e) consisting of the Issuer’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Note Documents; (f) consisting of transactions permitted by Section 7.3; (g) consisting of dividends, distributions, redemptions, and other payments permitted under Section 7.7(a); and (h) of other assets of the Issuer that do not exceed $150,000 in the aggregate in any fiscal year.

7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in any business other than the businesses currently engaged in by the Issuer or reasonably related thereto; (b) liquidate or dissolve; (c) other than for cause, remove, demote, retire, voluntarily cease the employment relationship of, promote or otherwise change the employment relationship of Eargo with, any Key Person, or hire or otherwise add any Key Person to the management of Eargo, in each case, without the prior written consent of the Required Noteholders; provided, however, that the foregoing shall not apply if any Key Person terminates their employment relationship with Eargo (other than for purposes of avoiding non-compliance with this Section 7.2); or (d) permit or suffer any Change in Control, unless the Obligations (other than inchoate indemnity obligations) have been repaid in full in cash (with respect to the Notes, pursuant to Section 2.6) and all Commitments have been terminated upon the consummation of such Change in Control. The Issuer shall not: (1) add any new offices or business locations without providing written notice to the Administrative Agent within thirty (30) days of such addition, including warehouses (unless such new offices or business locations contain less than $500,000 of the Issuer’s assets (taken as a whole)), or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of

$500,000 to a bailee, other than to a bailee at a location already disclosed in the Perfection Certificate, (2) without the prior written consent of the Administrative Agent, change its jurisdiction of organization, (3) without the prior written consent of the Administrative Agent, change its organizational structure or type, (4) without at least ten (10) days prior written notice to the Administrative Agent, change its legal name, or (5) without at least ten (10) days prior written notice to the Administrative Agent, change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate with any other Person, or acquire all or substantially all of the capital stock or property of another Person (including by the formation of any Subsidiary or pursuant to a Division) without the prior written consent of the Required Noteholders (in their sole discretion); provided, however, that such prior written consent shall not be required if the Obligations (other than inchoate indemnity obligations) have been repaid in full in cash (with respect to the Notes, pursuant to Section 2.6) and all Commitments have been terminated upon the consummation of such merger, consolidation, or acquisition.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, allow, or suffer any Lien on any of its assets, or assign or convey any right to receive income, including the sale of any Accounts, except for Permitted Liens and Transfers permitted by Section 7.1(f) or (h), permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of the Administrative Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting the Issuer from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of the Issuer’s Intellectual Property in favor of the Administrative Agent, except (a) as is otherwise permitted in Section 7.1 and the definition of “Permitted Liens”, (b) customary restrictions in permitted license agreements on the licensed property where the Issuer is the licensee and not the licensor, and (c) covenants with such restrictions in contracts of sale or merger or acquisition agreements, provided that, with respect to clause (c), (i) such covenants do not prohibit or restrict the Issuer from granting a security interest in the Issuer’s assets in favor of the Administrative Agent, (ii) the counterparties to such covenants are not permitted to receive a security interest in any Collateral, and (iii) on or prior to the consummation of such sale, acquisition or merger, the Issuer shall have either (x) repaid the Obligations (other than inchoate indemnity obligations) in full in cash (with respect to the Notes, pursuant to Section 2.6) and terminated all Commitments or (y) obtained the Required Noteholders’ prior written consent to such transaction (which consent shall be at the Required Noteholders’ sole discretion).

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock or other equity interest, provided that the Issuer may (i) convert any of its convertible securities (including warrants) into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) pay dividends or distributions solely in common stock with the prior written consent of the Required Noteholders, (iii) repurchase the stock of former employees, directors, officers, or consultants pursuant to stock purchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases by the Issuer does not exceed $100,000 per fiscal year, (iv) with the prior written consent of the Required Noteholders, make purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of a cashless exercise, (v) purchase capital stock or options to acquire such capital stock with the proceeds (provided that the amount of such proceeds exceeds the amount of such purchases) received from a substantially concurrent issuance of capital stock or convertible securities, provided that (x) such purchases do not in the aggregate exceed $100,000 per fiscal year and (y) no Event of Default is continuing or would result therefrom; (vi) make cash payments in lieu of the issuance of fractional shares, and (vii) grant stock-settled equity awards to employees, officers, independent contractors or directors pursuant to incentive equity plans existing on, and pursuant to the terms thereof as of, the Closing Date (including the Stock Plans), and distribute equity securities to employees, officers, independent contractors or directors on the exercise of their options or settlement of their restricted stock units or other awards granted pursuant to incentive equity plans existing on, and pursuant to the terms thereof as of, the Closing Date (including the Stock Plans), in each case, with the consent of the Required Noteholders; or (b) directly or indirectly make any Investment (including by the formation of any Subsidiary) other than Permitted Investments.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of the Issuer, except for (a) transactions that are in the ordinary course of the Issuer’s business, upon fair and reasonable terms that are no less favorable to the Issuer than would be obtained in an arm’s length transaction with a non-affiliated Person; (b) transactions permitted pursuant to the terms of Section 7.7 of this Agreement; (c) transactions under clauses (a), (f), or (g), of the definition of “Permitted Investments”; (d) employment or compensation arrangements and employee benefit plans approved by the Issuer’s board of directors and entered into in the ordinary course of business prior to fiscal year 2021, and (e) transactions between or among the Issuers in the ordinary course of business and not otherwise prohibited hereunder.

7.9 Cash Management. From and after the Closing Date, exceed $25,000,000 in Cash Burn.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Notes for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) permit a Reportable Event or Prohibited Transaction, as defined in ERISA to occur, or (c) fail to comply with the Federal Fair Labor Standards Act or violate any other Law or regulation, in each case, if the violation could reasonably be expected to have a Material Adverse Effect; withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of the Issuer, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. The Issuer fails to (a) make any payment of principal or interest on any Note when due or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable.

8.2 Covenant Default.

(a) The Issuer fails or neglects to perform any obligation in Sections 6.1(a), 6.2, 6.4, 6.5, 6.6, 6.7, 6.10, 6.11, violates any covenant in Section 7; or

(b) the Issuer fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Note Document, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that if such Default cannot by its nature be cured within such ten (10) day period and such Default is likely (in the sole judgment of the Required Noteholders) to be cured within a reasonable time, then Issuer shall have an additional period determined by the Required Noteholders in their sole discretion to cure such Default (provided, that any such cure period provided under this clause (b) shall not apply to any covenant set forth in clause (a) above).

8.3 Material Adverse Effect. A Material Adverse Effect occurs.

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of the Issuer or of any entity under the control of the Issuer (including a Subsidiary) in excess of $100,000, or (ii) a notice of lien or levy is filed against any of the Issuer’s assets with a value in excess of $100,000 by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) Business Days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); or

(b) (i) any material portion of the Issuer’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents the Issuer from conducting all or any material part of its business.

8.5 Insolvency. (a) The Issuer is unable to pay its debts (including trade debts) as they become due or otherwise becomes not Solvent; (b) the Issuer begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against the Issuer and is not dismissed or stayed within forty-five (45) days.

8.6 Other Agreements. There is, under any agreement to which the Issuer is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of $300,000.

8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least $300,000 (which is not covered by independent third-party insurance as to which liability has not been rejected by such insurance carrier) shall be rendered against the Issuer by any Governmental Authority, and the same are not, within ten (10) Business Days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

8.8 Misrepresentations. The Issuer or any Person acting for the Issuer makes any representation, warranty, or other statement in this Agreement, any other Note Document, or in any writing delivered or previously delivered to the Administrative Agent or any Noteholder that, when taken as a whole, is incorrect or misleading in any material respect when made.

8.9 Collateral Documents and other Note Documents. This Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Administrative Agent or any Secured Party to take any action within its control, or (iii) the Issuer shall contest the validity or enforceability of any Note Document in writing or deny in writing that it has any further liability under any Note Document to which it is a party.

8.10 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any application for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Effect or (ii) adversely affects the legal qualifications of the Issuer to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of the Issuer to hold any Governmental Approval in any other jurisdiction.

8.11 Cessation of Business. The Issuer is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of their consolidated business for more than fifteen (15) days.

8.12 Proceedings. The conviction of the Issuer under any criminal statute, pursuant to which statute the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person.

8.13 Nasdaq Listing. The Issuer receives written notice of delisting from Nasdaq or the Issuer otherwise fails to maintain the listing of its Common Stock on Nasdaq.

8.14 Rights Offering. The Issuer fails to consummate a Rights Offering on the terms specified herein prior to the end of the day that is six (6) months after the Closing Date.

8.15 Change in Control. The Issuer undergoes or is otherwise subject to a Change in Control; provided, however, that the foregoing shall not result in an Event of Default so long as the Obligations (other than inchoate indemnity obligations) have been repaid in full in cash (with respect to the Notes, pursuant to Section 2.6) and all Commitments have been terminated upon the consummation of such Change in Control.

9. REMEDIES

9.1 Remedies. Upon the occurrence and during the continuance (after the expiration of any cure period provided in Section 8.1 or 8.2 hereof, if applicable) of an Event of Default, the Administrative Agent, at the direction of the Required Noteholders, shall, without notice or demand, do any or all of the following:

(a) declare all Obligations (including the Repayment Value) to be immediately due and payable; provided, that, if an Event of Default described in Section 8.5 has occurred, all Obligations (including the Repayment Value) shall be immediately due and payable without any action by any party;

(b) terminate the Commitments;

(c) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that the Administrative Agent (acting at the direction of the Required Noteholders) considers advisable, and notify any Person owing the Issuer money of the Administrative Agent’s security interest in such funds;

(d) make any payments and do any acts that the Required Noteholders consider necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. The Issuer shall assemble the Collateral if the Administrative Agent (acting at the direction of the Required Noteholders) requests and make it available as the Administrative Agent (acting at the direction of the Required Noteholders) designates. The Administrative Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. The Issuer grants the Administrative Agent a license to enter and occupy any of its premises, without charge, to exercise any of the Administrative Agent’s rights or remedies;

(e) apply to the Obligations any (i) balances and deposits of the Issuer in its possession or which it controls or (ii) amount held by the Administrative Agent owing to or for the credit or the account of Issuer;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. The Administrative Agent is hereby granted a non-exclusive, royalty-free, irrevocable (until termination of this Agreement) license or other right to use, without charge, Issuer’s labels, Intellectual Property, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral or, otherwise in connection with the Administrative Agent’s exercise of its rights under this Section 9.1, provided that the Issuer’s rights under all licenses and all franchise agreements inure to the Administrative Agent’s benefit;

(g) deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of the Issuer’s Books; and

(i) exercise all rights and remedies available to the Administrative Agent under the Note Documents or at Law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Repayment Value.

(a) The parties hereto further acknowledge and agree that the Repayment Value is not intended to act as a penalty or to punish the Issuer for any such redemption, prepayment, repayment or other event or occurrence.

(b) Notwithstanding anything to the contrary in this Agreement or any other Note Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including as a result of the commencement of any insolvency proceeding or by operation of Law or otherwise), the Repayment Value determined as of the date of such acceleration will also be due and payable (without duplication of any other Obligations) and will be treated and deemed as though the Notes were redeemed as of such date and shall constitute part of the Obligations for all purposes herein.

(c) The Repayment Value shall be presumed to be equal to the liquidated damages sustained by the Noteholders as the result of the occurrence of such acceleration, and the Issuer agrees that it is reasonable under the circumstances currently existing. The Repayment Value shall also be payable in the event the Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE ISSUER EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE ACCRUAL OR COLLECTION OF THE FOREGOING REPAYMENT VALUE IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer expressly agrees that (i) the Repayment Value is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Repayment Value shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Noteholders and the Issuer giving specific consideration in this transaction for such agreement to pay the Repayment Value, (iv) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this Section 9.2, (v) the agreement to pay the Repayment Value is a material inducement to the Noteholders to purchase the Notes, and (vi) the Repayment Value represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Noteholders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Noteholders or profits lost by the Noteholders as a result of any acceleration.

9.3 Power of Attorney. The Issuer hereby irrevocably appoints (without obligation) the Administrative Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse the Issuer’s name on any checks or other forms of payment or security; (b) sign the Issuer’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms the Administrative Agent (acting at the direction of the Required Noteholders) determines reasonable; (d) make, settle, and adjust all claims under the Issuer’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of the Administrative Agent or a third party as the Code permits. The Issuer hereby appoints (without obligation) the Administrative Agent as its lawful attorney-in-fact to sign the Issuer’s name on any documents necessary to perfect or continue the perfection of the Administrative Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full in cash and the Commitments have been terminated. The Administrative Agent’s foregoing appointment as the Issuer’s attorney in fact, and all of the Administrative Agent’s rights and powers are coupled with an interest and are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid in cash and all Commitments have been terminated. The powers conferred on the Administrative Agent under this Section 9.3 are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers.

9.4 Protective Payments. If the Issuer fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which the Issuer is obligated to pay under this Agreement or any other Note Document or which may be required to preserve the Collateral, the Administrative Agent (acting at the direction of the Required Noteholders) may obtain such insurance or make such payment, and all amounts so paid shall be immediately due and payable in cash, bearing interest at the then highest rate applicable to the Obligations and secured by the Collateral. The Administrative Agent (acting at the direction of the Required Noteholders) will make reasonable efforts to provide the Issuer with notice of the Administrative Agent obtaining such insurance. No payments by the Administrative Agent are deemed an agreement to make similar payments in the future or the Administrative Agent’s or any other Secured Party’s waiver of any Event of Default.

9.5 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, the Administrative Agent shall have the right (upon the direction of the Required Noteholders), after payment of any fees, costs and expenses of the Administrative Agent under this Agreement and any other Note Document, to apply in any order any funds in its possession, whether from the Issuer’s account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. The Administrative Agent shall pay any surplus to the Issuer by credit to a deposit account designated in writing by the Issuer to the Administrative Agent; provided, however, that the Issuer shall remain liable to the Administrative Agent for any deficiency. If the Administrative Agent (acting at the direction of the Required Noteholders), directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, the Administrative Agent (acting at the direction of the Required Noteholders) shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations (other than Obligations owing to the Administrative Agent) until the actual receipt by the Administrative Agent of cash therefor.

9.6 Administrative Agent’s Liability for Collateral. So long as the Administrative Agent deals with the Collateral in its possession in the same manner as it deals with similar property held by it as a third party agent, the Administrative Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. The Issuer bears all risk of loss, damage or destruction of the Collateral.

9.7 No Waiver; Remedies Cumulative. The Administrative Agent’s or any other Secured Party’s failure, at any time or times, to require strict performance by the Issuer of any provision of this Agreement or any other Note Document shall not waive, affect, or diminish any right of the Administrative Agent or any other Secured Party thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the Administrative Agent (at the direction of the Required Noteholders) and then is only effective for the specific instance and purpose for which it is given. The Administrative Agent’s or any other Secured Party’s rights and remedies under this Agreement and the other Note Documents are cumulative. The Administrative Agent and each Secured Party has all rights and remedies provided under the Code, by Law, or in equity. The Administrative Agent’s or any other Secured Party’s exercise of one right or remedy is not an election and shall not preclude the Administrative Agent from exercising any other remedy under this Agreement or other remedy available at Law or in equity, and the Administrative Agent’s or any other Secured Party’s waiver of any Event of Default is not a continuing waiver. The Administrative Agent’s or any other Secured Party’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.8 Demand Waiver. Except as otherwise set forth in the Note Documents, the Issuer waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Administrative Agent on which the Issuer is liable.

9.9 Issuer Liability. Each Issuer hereby appoints each other Issuer as agent for such appointing Issuer for all purposes hereunder. Each Issuer hereunder shall be jointly and severally obligated to repay all Obligations, regardless of which Issuer actually receives the proceeds of any Notes, as if each Issuer directly received all such proceeds. Each Issuer waives (a) any suretyship defenses available to such Issuer under the Code or any other applicable Law, including the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432,

2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require the Administrative Agent to: (i) proceed against any Issuer or any other Person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. The Administrative Agent may exercise or not exercise any right or remedy it has against any Issuer or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Issuer’s liability. Notwithstanding any other provision of this Agreement or other related document, each Issuer irrevocably waives all rights that it may have at Law or in equity (including any Law subrogating the Issuer to the rights of the Administrative Agent under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Issuer or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the such Issuer with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by such Issuer with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to an Issuer in contravention of this Section, such Issuer shall hold such payment in trust for the Administrative Agent and, at the election of the Noteholders, such payment shall be promptly delivered to the Administrative Agent for application to the Obligations, whether matured or unmatured.

9.10 Pledged Equity; Voting.

(a) The Administrative Agent (acting at the direction of the Required Noteholders) shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, without notice to the Issuer, to endorse, assign or otherwise transfer to or to register in the name of the Administrative Agent or any of its nominees or endorse for negotiation any or all of the equity interests constituting Collateral, without any indication that such equity interests are subject to the security interest hereunder, and the Administrative Agent (acting at the direction of the Required Noteholders) shall have the right to exchange certificates representing or evidencing such Equity Interests for certificates of smaller or larger denominations.

(b) The Administrative Agent and the Noteholders agree that, unless an Event of Default shall have occurred and be continuing, the Issuer may, to the extent the Issuer has such right as a holder of the Collateral consisting of equity interests or other securities or Indebtedness owed by any obligor, vote and give consents, ratifications and waivers with respect thereto, except to the extent that any such vote, consent, ratification or waiver would diminish the value thereof as Collateral or which would result in any violation of any provision of this Agreement or the other Note Documents.

(c) The Administrative Agent and the Noteholders agree that the Issuer may, unless an Event of Default shall have occurred and be continuing, receive and retain all distributions with respect to the Collateral consisting of equity interests or other securities or indebtedness owed by any obligor; provided, however, that any and all such distributions consisting of securities that would otherwise constitute Collateral shall be received in trust for the benefit of the Administrative Agent and be promptly (but in any event within five (5) Business Days after receipt thereof) delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsement).

(d) Upon the occurrence and during the continuance of any Event of Default:

(i) all rights of the Issuer to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 9.10(b) shall immediately cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole right to exercise such voting and other consensual rights; and

(ii) all rights of the Issuer to receive distributions which it would otherwise be authorized to receive and retain pursuant to Section 9.10(c) shall immediately cease and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole right to receive and hold such distributions as Collateral.

10. NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Note Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below. The Administrative Agent, the Noteholders and the Issuer may change its mailing or email address by giving each other party written notice thereof in accordance with the terms of this Section 10.

If to Issuer:

Eargo, Inc.

2665 North First Street, Suite 300

San Jose, CA 95134

Email: [***]

Attention: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

10250 Constellation Blvd. Suite 1100

Los Angeles, CA 90067

E-mail: [***]

Attention: David Zaheer; Charles Ruck; Kathleen Wells

If to the Administrative Agent:

Drivetrain Agency Services, LLC

410 Park Avenue, Suite 900

New York, NY 10022

Attn: Tim Daileader

Email: [***]

with a copy (which shall not constitute notice) to:

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

E-mail: [***]

Attention: Gregg Bateman

If to the Noteholders:

Patient Square Equity Advisors, LP

2884 Sand Hill Road, Suite 100

Menlo Park, CA 94025

E-mail: [***]

Attention: Adam Fliss, Justin Sabet-Peyman

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

E-mail: [***]

Attention: Tom Fraser

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111

Email: [***]

Attention: Jason Freedman

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Email: [***]

Attention: Alex Zeltser

11. CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the state of New York, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the state of New York) or any other jurisdiction) that would cause the applicable of the Laws of any other jurisdiction other than the state of New York. Each party hereto submits to the exclusive jurisdiction of the State and Federal courts in New York County, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude any Secured Party from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of such Secured Party. The Issuer expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and the Issuer hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. The Issuer hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Issuer at the address set forth in, or subsequently provided by the Issuer in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Issuer’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

(b) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE NOTE DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

(c) This Section 11 shall survive the termination of this Agreement.

12. GENERAL PROVISIONS

12.1 Successors and Assigns.

(a) Generally. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. The Issuer may not assign this Agreement or any other Note Document or any rights or obligations under such Note Document without the Noteholders’ prior written consent (which may be granted or withheld in the Noteholders’ discretion). Each Noteholder has the right, without the consent of or notice to Issuer, to sell, transfer, assign or grant participations in all or any part of, or any interest in, such Noteholder’s obligations, rights, and benefits under this Agreement and the other Note Documents (including all or any portion of the Notes), pursuant to an assignment agreement in form and substance reasonably acceptable to the Required Noteholders; provided, that, unless an Event of Default has occurred and is continuing, no Noteholder shall consummate any such sale, transfer, assignment or grant prior to the third (3rd) anniversary of the Closing Date, except as permitted under the Investor Rights Agreement; provided, further, with respect to any participation by a Noteholder in all or any part of, or any interest in, such Noteholder’s obligations, rights, and benefits, (A) such Noteholder’s obligations under this Agreement shall remain unchanged, (B) such Noteholder shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Issuer, the Administrative Agent and the other Noteholders shall continue to deal solely and directly with such Noteholder in connection with such Noteholder’s rights and obligations under this Agreement.

(b) Each Noteholder that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Issuer, maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the IRC and the Treasury regulations issued thereunder on which is entered the name and address of each participant described in Section 12.1(a) above and the principal amounts (and stated interest) of each participant’s interest in the Notes or other obligations under the Note Documents (the “Participant Register”); provided that no Issuer shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Note Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the Code or Treasury Regulations, including Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder; provided, further, (A) such Noteholder’s obligations under this Agreement shall remain unchanged, (B) such Noteholder shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Issuer, the Administrative Agent and the other Noteholders shall continue to deal solely and directly with such Noteholder in connection with such Noteholder’s rights and obligations under this Agreement. The entries in the Participant Register shall be conclusive absent manifest error, and such Noteholder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility with respect to any participation by a Noteholder, including, without limitation, for maintaining a Participant Register.

12.2 Indemnification.

12.2.1 IN ADDITION TO THE PAYMENT OF EXPENSES PURSUANT TO SECTION 12.9, WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSUMMATED, EACH ISSUER AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS, ADMINISTRATIVE AGENT AND EACH NOTEHOLDER, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, MEMBERS, INVESTORS, ADVISORS, REPRESENTATIVES, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS (EACH, AN “INDEMNITEE”), FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES; PROVIDED, NO ISSUER SHALL HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO ANY INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER, OF THAT INDEMNITEE. TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY AND HOLD HARMLESS SET FORTH IN THIS SECTION 12.2.1 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY ARE VIOLATIVE OF ANY LAW OR PUBLIC POLICY, THE ISSUER SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW, WITHOUT ANY FURTHER LIABILITY, TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED LIABILITIES INCURRED BY INDEMNITEES OR ANY OF THEM. THIS SECTION 12.2.1 SHALL NOT APPLY WITH RESPECT TO ANY TAXES, OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM, WHICH SHALL BE EXCLUSIVELY GOVERNED BY SECTION 2.7.3. THE AGREEMENTS IN THIS SECTION 12.2.1 SHALL SURVIVE REPAYMENT OF THE OBLIGATIONS AND ALL OTHER AMOUNTS PAYABLE UNDER THE NOTE DOCUMENTS, THE TERMINATION OF THIS AGREEMENT AND THE RESIGNATION OR REMOVAL OF THE ADMINISTRATIVE AGENT.

12.2.2 To the extent permitted by applicable Law, no party hereto shall assert, and each other party hereto hereby waives, any claim against any other party and such party’s respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim (for the sake of clarification amounts in respect of any damages incurred or paid by an Indemnitee to a third party or for any out-of-pocket expenses shall be deemed to be direct, actual damages) or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Note Documents. The Administrative Agent (acting at the direction of the Required Noteholders) may correct patent errors and fill in any blanks in the Note Documents consistent with the agreement of the parties so long as the Administrative Agent provides Issuer with written notice of such correction and allows Issuer at least five (5) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both the Administrative Agent (acting at the direction of the Required Noteholders) and Issuer. The Administrative Agent shall have no obligation to enter into any such amendment or make any such correction that affects its rights, obligations, protections, immunities or indemnities.

12.6 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Note Document, or waiver, discharge or termination of any obligation under any Note Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the Issuer and the Required Noteholders; provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Note Document without the prior written consent of the Administrative Agent. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Note Document. Any waiver granted shall be limited to the specific circumstance expressly described in it and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Note Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Note Documents merge into the Note Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by email or other electronic means (including a “.pdf” or “.tif” file) shall be effective as delivery of a manually executed counterpart of this Agreement.

12.8 Confidentiality. In handling any confidential information, each Secured Party shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to such Secured Party’s Subsidiaries or Affiliates, directors (or equivalent managers), officers, employees, independent auditors, or other agents, experts and advisors, including accountants, legal counsel and other advisors; (b) to prospective transferees or purchasers of any interest in the Notes (provided, however, that such Secured Party shall use its reasonable best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by Law, regulation, subpoena, or other order; (d) to such Secured Party’s regulators or as otherwise required in connection with such Secured Party’s examinations or audits; (e) as such Secured Party considers appropriate in exercising remedies under the Note Documents or performing its obligations under the Note Documents; and (f) to third-party service providers of such Secured Party so long as such service providers have executed a confidentiality agreement with such Secured Party with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in any Secured Party’s possession when disclosed to such Secured Party, or becomes part of the public domain (other than as a result of its disclosure by such Secured Party in violation of this Agreement) after disclosure to any Secured Party or (ii) disclosed to any Secured Party by a third party, if such Secured Party does not know that the third party is prohibited from disclosing the information. The Secured Parties and their Affiliates may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Issuer. The provisions of the immediately preceding sentence shall survive termination of this Agreement.

12.9 Expenses. The Issuer agrees to pay the Administrative Agent such fees as set forth in the Agent Fee Letter. The Issuer agrees to pay promptly (and, in any event, within ten (10) Business Days of the Administrative Agent’s or any Noteholder’s request; provided, that any costs and expenses incurred prior to the Closing Date, the First Tranche Closing Date or the Second Tranche Closing Date shall be paid on the Closing Date, the First Tranche Closing Date or the Second Tranche Closing Date to the extent invoiced on or prior to such date, as applicable) (a) all of Administrative Agent’s and the

Noteholders’ reasonable and documented out-of-pocket costs and expenses of preparation of the Note Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable and documented out-of-pocket fees, expenses and disbursements of one primary external counsel to Administrative Agent (and, if necessary, any regulatory or subject matter expert counsel and one additional counsel in each relevant material jurisdiction) and one primary external counsel to the Noteholders (and, if necessary, any regulatory or subject matter expert counsel and one additional counsel in each relevant material jurisdiction) in connection with the negotiation, preparation, execution and administration of the Note Documents and any consents, amendments, waivers or other modifications thereto; (c) all of the actual costs and documented out-of-pocket expenses of creating and perfecting Liens in favor of Administrative Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and the reasonable and documented out-of-pocket fees, expenses and disbursements of one counsel in each relevant material jurisdiction providing customary legal opinions that Administrative Agent or Required Noteholders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (d) all of Administrative Agent’s and the Noteholders’ reasonable and documented out-of-pocket fees and expenses for, and disbursements of any of Administrative Agent’s auditors, accountants, consultants or appraisers; (e) all the actual, reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Administrative Agent, the Noteholders and their respective counsel) in connection with the custody or preservation of any of the Collateral; (f) all the reasonable and documented out-of-pocket costs and expenses of Administrative Agent and Noteholders in connection with the attendance at any meetings in connection with this Agreement and the other Note Documents; (g) all other and reasonable and documented out-of-pocket costs and expenses incurred by Administrative Agent and the Noteholders in connection with the negotiation, preparation and execution of the Note Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) all actual and documented out-of-pocket costs and expenses, including attorneys’ fees and costs of settlement, incurred by Administrative Agent and Noteholders in enforcing any Obligations of or in collecting any payments due from any Issuer hereunder or under the other Note Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings or otherwise. The agreements in this Section 12.9 shall survive repayment of the Obligations and all other amounts payable under the Note Documents, the termination of this Agreement and the resignation or removal of the Administrative Agent.

12.10 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Note Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable Law, including any state Law based on the Uniform Electronic Transactions Act.

12.11 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.12 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.13 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.14 Survival. All representations and warranties made hereunder and in any other Note Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Noteholder and the Issuer, regardless of any investigation made by the Administrative Agent or any Noteholder or the Issuer or on their behalf and notwithstanding that the Administrative Agent or any Noteholder or the Issuer may have had notice or knowledge of any Default or Event of Default at the time of any issuance of Notes, and shall continue in full force and effect as long as any Note or any other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations as to which no claim has been asserted).

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.16 Set-Off. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Noteholder, and their respective Affiliates is hereby authorized by each Issuer at any time or from time to time, without notice to any Issuer or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Noteholder to or for the credit or the account of any Issuer (in whatever currency) against and on account of the obligations and liabilities of any Issuer to such Noteholder hereunder, the participations under the other Note Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Note Document, irrespective of whether or not (a) such Noteholder shall have made any demand hereunder, (b) the principal of or the interest in respect of the Notes or any other amounts due hereunder shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Noteholder different from the branch or office holding such deposit or obligation or such Indebtedness. Each Noteholder agrees to notify the Issuer and the Administrative Agent promptly of its exercise of any rights under this Section 12.16, but the failure to provide such notice shall not otherwise limit its rights under this Section 12.16 or result in any liability to such Noteholder.

12.17 Non-Recourse Parties. Without limiting any of the provisions contained in the equity commitment letter executed by Patient Square Equity Partners, LP on the date hereof, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement, or the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partners, stockholder, Affiliate, agent, attorney, advisor or representative of any party hereto (collectively, the “Non-Recourse Parties”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby (whether in contract, in tort, in Law or in equity or provided by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise), except to the extent expressly set forth in this Agreement. For the avoidance of doubt, this Section 12.17 is intended to benefit and may be enforced by each Non-Recourse Party (and each such Person shall be a third-party beneficiary of this Section 12.17) and shall be binding on all respective successors and permitted assigns thereof.

12.18 Termination. This Agreement and any Note Documents shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder and thereunder shall terminate without any further liability on the part of any party in respect thereof (a) upon the mutual written agreement of each of the parties hereto to terminate this Agreement, and (b) if the First Tranche Closing does not occur on or prior to July 11, 2022; provided, however, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at Law or in equity to recover losses, liabilities or damages arising from any such willful breach.

13. ADMINISTRATIVE AGENT.

13.1 Appointment of Administrative Agent.

(a) DriveTrain is hereby appointed as the Administrative Agent hereunder and under the other Note Documents and each Noteholder hereby authorizes DriveTrain, in such capacity, to act as its agent in accordance with the express terms hereof and the other Note Documents to perform, exercise and enforce any and all other rights and remedies of the Noteholders with respect to the Issuer, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by the Administrative Agent of the rights and remedies specifically authorized to be exercised by the Administrative Agent by the terms of this Agreement or any other Issuer. Concurrently herewith, each Noteholder directs the Administrative Agent, and the Administrative Agent is authorized, to enter into this Agreement and the other Note Documents and any other related agreements in the forms presented to the Administrative Agent. For the avoidance of doubt, each Noteholder agrees that it will be subject to and bound by the terms of this Agreement and the other Note Documents.

(b) The Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Note Documents, as applicable. The provisions of this Section 13 are solely for the benefit of the Administrative Agent and Noteholders and no Issuer shall have any rights as a third-party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of Noteholders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Issuer or any of its Subsidiaries.

(c) The Administrative Agent agrees that, upon receipt of any notice, report, financial statement, certificate or other written communication from the Issuer (other than such communications that that has been contemporaneously provided by the Issuer or such Subsidiary to the Noteholders or that has been deemed to have been delivered by posting on or provision of a link on Eargo’s or other website), the Administrative Agent shall promptly (and, in any event, within one (1) Business Day) provide such notice, report, financial statement, certificate or other written communication to the Noteholders in accordance with Section 10.

13.2 Powers and Duties; Exculpatory Provisions.

(a) Powers and Duties. Each Noteholder irrevocably authorizes the Administrative Agent to take such action on such Noteholder’s behalf and to exercise such powers, rights and remedies hereunder and under the other Note Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Note Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason hereof or any of the other Note Documents, a fiduciary relationship in respect of any Noteholder. Nothing herein or in any of the other Note Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Note Documents except as expressly set forth herein or therein. The Administrative Agent may assume that, the conditions set forth in each of Section 3.1, Section 3.2 and Section 3.3 were satisfied on the Closing Date, the First Tranche Closing Date or the Second Tranche Closing Date, as applicable, unless notified otherwise in writing by a Noteholder prior to such date.

(b) Exculpatory Provisions. Neither Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Noteholders or any other Person for any action taken or omitted by the Administrative Agent under or in connection with any of the Note Documents except to the extent caused by the Administrative Agent’s gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order; provided that, no action taken or not taken by the Administrative Agent pursuant to and in accordance with the direction of the Required Noteholders shall be deemed to constitute gross negligence or willful misconduct of the Administrative Agent. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Note Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from Required Noteholders and, upon receipt of such instructions from Required Noteholders, Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, and shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Note Documents in accordance with a request of the Required Noteholders; provided that the Administrative Agent shall not be required to take any action at the direction of the Required Noteholders unless it is furnished with an indemnification reasonably satisfactory to the Administrative Agent with respect thereto or that is contrary to this Agreement, any other Note Document or applicable Law. For purposes of clarity, but without limiting any rights, protections, immunities or indemnities afforded to the Administrative Agent hereunder or under any other Note Document, phrases such as “satisfactory to the Administrative Agent,” “approved by the Administrative Agent,” “acceptable to the Administrative Agent,” “as determined by the Administrative Agent,” “in the Administrative Agent’s discretion,” “selected by the Administrative Agent,” “elected by the Administrative Agent,” “requested by the Administrative Agent,” and phrases of similar import that authorize or permit the Administrative Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Administrative Agent receiving written direction from the Required Noteholders to take such action or to exercise such rights. Nothing contained in this Agreement or any other Note Documents shall require the Administrative Agent to exercise any discretionary acts.

(c) Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to conclusively rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to conclusively rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Issuer and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Person shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Note Documents in accordance with the instructions of Required Noteholders.

(d) Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be responsible in any manner for maintenance of any insurance required under this Agreement or any other Note Document or for the creation, perfection or priority of any Lien or security interest created or purported to be created under this Agreement or any other Note Documents, or for any failure of any Issuer or any other Person to perform its obligations hereunder or thereunder.

(e) The Administrative Agent shall not be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or the satisfaction of any conditions of, this Agreement or any other Note Document, or to inspect the properties, books or records of any Issuer or any other Person.

(f) In no event shall the Administrative Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any other Note Document because of circumstances beyond its control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, epidemics or pandemics or other health crises, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or the other Note Documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Administrative Agent’s control whether or not of the same class or kind as specified above.

(g) The rights, privileges, protections, immunities and benefits given to the Administrative Agent, including, without limitation, its right to be indemnified, in this Agreement are extended to, and shall be enforceable: (i) by the Administrative Agent in each Note Document and any other document related hereto or thereto to which it is a party and (ii) the entity serving as the Administrative Agent in each of its capacities hereunder and in each of its capacities under any Note Document whether or not specifically set forth therein and each agent, custodian and other Person employed to act hereunder and under any Note Document or related document, as the case may be.

(h) Notwithstanding anything contained in this Agreement or any other Note Document to the contrary, in no event shall the Administrative Agent be responsible or liable for confirming or monitoring any Issuer’s or any Noteholder’s compliance with state or federal securities laws, including without limitation, (i) whether any Noteholder is an “accredited investor” as that term is defined in Rule 501 of the Securities Act, (ii) whether the Issuer or any Noteholder has complied with any transfer restrictions required by state or federal securities laws, or (iii) whether any conditions of Rule 144 promulgated under the Securities Act have been complied with.

13.3 General Immunity.

(a) No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Noteholder for the value, execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Note Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to the Noteholders or by or on behalf of the Issuer to the Administrative Agent or any Noteholder in connection with the Note Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Issuer or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Note Documents or as to the use of the proceeds of the Notes or as to the existence or possible existence of any Event of Default or Default. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Notes or the component amounts thereof.

(b) Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Defaults or Events of Default in the payment of principal and interest required to be paid to the Administrative Agent for the account of the Noteholders, unless (x) Administrative Agent shall have received written notice from a Noteholder or the Issuer referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default” or (y) an officer of the Administrative Agent with direct responsibility for the administration of this Agreement has actual knowledge of such Default or Event of Default. The Administrative Agent will notify the Noteholders of its receipt of any such notice within one (1) Business Day of such receipt of such written notice. The Administrative Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Required Noteholders (or such other Noteholders as may be required to give such instructions pursuant to the terms hereof); provided, however, that unless and until Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

13.4 Administrative Agent Entitled to Act as Noteholder. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Noteholder hereunder, if applicable. With respect to its participation in the Notes, the Administrative Agent shall have the same rights and powers hereunder as any other Noteholder and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Noteholder” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Issuer or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Issuer for services in connection herewith and otherwise without having to account for the same to Noteholders.

13.5 Right to Indemnity. EACH NOTEHOLDER, IN PROPORTION TO ITS PRO RATA SHARE, SEVERALLY AGREES TO INDEMNIFY THE ADMINISTRATIVE AGENT, ITS AFFILIATES AND ITS RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF ADMINISTRATIVE AGENT (EACH, AN “INDEMNITEE AGENT PARTY”), TO THE EXTENT THAT SUCH INDEMNITEE AGENT PARTY SHALL NOT HAVE BEEN REIMBURSED BY THE ISSUER, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH INDEMNITEE AGENT PARTY IN EXERCISING ITS POWERS, RIGHTS AND REMEDIES OR PERFORMING ITS DUTIES HEREUNDER OR UNDER THE OTHER NOTE DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH INDEMNITEE AGENT PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER NOTE DOCUMENTS, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; PROVIDED, THAT NO NOTEHOLDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES,

ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER. IF ANY INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED, IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY NOTEHOLDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH NOTEHOLDER’S PRO RATA SHARE THEREOF; AND PROVIDED FURTHER, THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY NOTEHOLDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE. THE AGREEMENTS IN THIS SECTION 13.5 SHALL SURVIVE REPAYMENT OF THE OBLIGATIONS AND ALL OTHER AMOUNTS PAYABLE UNDER THE NOTE DOCUMENTS, THE TERMINATION OF THIS AGREEMENT AND THE RESIGNATION OR REMOVAL OF THE ADMINISTRATIVE AGENT.

13.6 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving sixty (60) days’ (or such shorter period as shall be agreed by the Required Noteholders) prior written notice thereof to the Noteholders and the Issuer. Upon any such notice of resignation, the Required Noteholders shall have the right, upon five (5) Business Days’ notice to the Issuer, to appoint a successor Administrative Agent subject (to the extent that such successor Administrative Agent is not a Noteholder or an Affiliate of an Noteholder and so long as no Event of Default has occurred and is continuing) to the written consent of the Issuer (not to be unreasonably withheld, conditioned or delayed). If no successor shall have been so appointed by the Required Noteholders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Noteholders appoint a successor Administrative Agent from among the Noteholders. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities or equity interests and other items of Collateral in its possession, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Note Documents and (ii) at the reasonable request for the Issuer or the Required Noteholders, execute and deliver to such successor Administrative Agent such amendments to financing statements (as prepared by the Issuer or the Required Noteholders), and take such other actions as reasonably requested by the Issuer or the Required Noteholders, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.

(b) Notwithstanding anything herein to the contrary, the Administrative Agent may assign its rights and duties as the Administrative Agent, as applicable, hereunder to an Affiliate of the Administrative Agent without the prior written consent of, or prior written notice to, the Issuer or the Noteholders; provided that the Issuer and the Noteholders may deem and treat such assigning Administrative Agent as the Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to the Issuer and the Noteholders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as the Administrative Agent hereunder and under the other Note Documents. Notwithstanding anything to the contrary contained herein or in any related document, any corporation or entity into which the Administrative Agent may be merged or converted or with which it may be consolidated, or any corporation or entity resulting from any merger, conversion or consolidation to which the Administrative Agent shall be a party, or any corporation or entity succeeding to the business of the Administrative Agent shall be the successor of the Administrative Agent hereunder and under any related document to which the Administrative Agent is a party without the execution or filing of any paper with any Person or any further act on the part of any Person.

(c) The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Note Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Agreement shall apply to any of the Affiliates and sub-agents of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of this Agreement shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Issuer and the Noteholders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Issuer, Noteholder or any other Person and no Issuer, Noteholder or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

13.7 Collateral Documents.

(a) Administrative Agent under Collateral Documents. Each Noteholder hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Collateral Documents. Without further written consent or authorization from the Noteholders (other than as specified herein), the Administrative Agent may execute any documents or instruments prepared by the Issuer (and in form and substance satisfactory to the Administrative Agent) necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Required Noteholders have otherwise consented. Notwithstanding anything contained in this Agreement or any other Note Document to the contrary, in no event shall the Administrative Agent be obligated to execute or deliver any document evidencing any release, subordination or reconveyance without receipt of a certificate executed by an authorized officer of Eargo certifying that such release, subordination or re-conveyance, as applicable, complies with this Agreement and the Note Documents, and that all conditions precedent to such release, subordination or re-conveyance have been complied with. Upon request by the Administrative Agent at any time, the Required Noteholders will confirm in writing the Administrative Agent’s authority to release, subordinate or re-convey its interest in particular types or items of property pursuant to this Section 13.7.

(b) Right to Realize on Collateral. Anything contained in any of the Note Documents to the contrary notwithstanding, the Issuer, other than as set forth in Section 12.16, the Administrative Agent and each Noteholder hereby agree that (i) no Noteholder shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of Noteholders in accordance with the terms hereof, and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or any sale of the Collateral in a case under the Bankruptcy Code, the Administrative Agent or any Noteholder may be the purchaser of any or all of such Collateral at any such sale, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Noteholder or Noteholders in its or their respective individual capacities unless the Required Noteholder shall otherwise agree in writing) (either directly or through one or more acquisition vehicles) shall, at the direction of the Required Noteholders, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any or all of the Obligations (other than Obligations owing to the Administrative Agent) as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale

13.8 Agency for Perfection. The Administrative Agent and each Noteholder hereby appoints each other Noteholder as agent and bailee for the purpose of perfecting the security interests in and Liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party), and the Administrative Agent and each Noteholder hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Secured Parties. Should any Noteholder obtain possession or control of any such Collateral, such Noteholder shall notify the Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefore, shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions. In addition, Administrative Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state Law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Note Documents. Each Issuer by its execution and delivery of this Agreement hereby consents to the foregoing.

13.9 Reports and Other Information; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Noteholder:

(a) is deemed to have requested that the Administrative Agent furnish such Noteholder, promptly after it is received by the Administrative Agent from any Issuer, a copy of each audit, examination or report with respect to the Issuer or its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by the Issuer or its Subsidiaries at the request of the Administrative Agent shall so furnish each Noteholder with such Reports;

(b) expressly agrees and acknowledges that the Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any party performing any audit or examination will inspect only specific information regarding the Issuer and its Subsidiaries and will rely significantly upon the Issuer and its Subsidiaries’ books and records, as well as on representations of such Person’s personnel;

(d) agrees to keep all Reports and other material, non-public information regarding the Issuer and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.8; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any other Noteholder preparing a Report harmless from any action the indemnifying Noteholder may take or fail to take or any conclusion the indemnifying Noteholder may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Noteholder has made or may make to the Issuer, or the indemnifying Noteholder’s participation in, or the indemnifying Noteholder’s purchase of, a loan or loans or notes of the Issuer, and (ii) to pay and protect, and indemnify, defend and hold Administrative Agent, and any such other Noteholder preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorneys’ fees and costs) incurred by Administrative Agent and any such other Noteholder preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Noteholder.

13.10 Erroneous Payments. If a payment is made by the Administrative Agent (or its Affiliates) in error (whether known to the recipient or not) or if a Noteholder or another recipient of funds is not otherwise entitled to receive such funds at such time of such payment or from such Person in accordance with the Note Documents, then such Noteholder or recipient shall forthwith on demand repay to the Administrative Agent the portion of such payment that was made in error (or otherwise not intended (as determined by the Administrative Agent) to be received) in the amount made available by the Administrative Agent (or its Affiliate) to such Noteholder or recipient. Each Noteholder and other party hereto waives the discharge for value defense in respect of any such payment.

14. NOTEHOLDER REPRESENTATIONS.

Each Noteholder party hereto represents and warrants to the Issuer on the Closing Date and, solely with respect to the any Noteholder purchasing a Note issued hereunder after the Closing Date, at the time of each Note issuance after the Closing Date that:

14.1 Accredited Investor and Qualified Purchaser. It is an “accredited investor” as that term is defined in Rule 501 of the Securities Act and that, in making the purchases contemplated herein, it is specifically understood and agreed that such Noteholder is acquiring the Notes for the purpose of investment and not with a view towards the sale or distribution thereof within the meaning of the Securities Act.

14.2 Securities Act. It understands that the Notes will not be registered under the Securities Act by reason of their issuance by the Issuer in a transaction exempt from the registration requirements of the Securities Act, and that it may have to hold the Notes indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities Laws or is exempt from registration or qualification by prospectus. The Noteholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Notes and has the ability to bear the economic risks of the prospective investment.

14.3 Due Authorization. It has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by it, will constitute valid and legally binding obligations of each Noteholder, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

14.4 Rule 144. Such Noteholder further understands that the exemption from registration afforded by Rule 144 promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

14.5 Brokerage. Such Noteholder did not employ any broker or finder in connection with the transactions contemplated in this Agreement.

14.6 Independent Investigation. It has made its own independent investigation of the financial condition and affairs of Issuer and its Subsidiaries in connection with the purchase of the Notes and that it has made and shall continue to make its own appraisal of the creditworthiness of Issuer and its Subsidiaries.

15. DEFINITIONS

15.1 Definitions. As used in the Note Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to the Issuer.

“Account Debtor” means any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” means, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent Fee Letter” means that certain fee letter dated as of the date hereof between the Administrative Agent and the Issuer.

“Agreement” has the meaning provided to such term in the preamble hereof.

“Antitrust Law” means any Law that is designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Books” means all the Issuer’s books and records including ledgers, federal and state tax returns, records regarding the Issuer’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” means, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to the Administrative Agent and the Noteholders approving the Note Documents to which such Person is a party and the transactions contemplated thereby (including the issuance of the Notes), together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Note Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Note Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Note Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that the Administrative Agent may conclusively rely on such certificate unless and until such Person shall have delivered to the Administrative Agent a further certificate canceling or amending such prior certificate.

“Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in New York City and any other city in which the office of the Administrative Agent is authorized or required by law to remain closed.

“CARES Act” means (a) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of the COVID-19 Pandemic (in each case, including any comparable provisions of federal, state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority) and (b) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in the Consolidated Appropriations Act, 2021, H.R. 133.

“Cash Burn” means, as of any date of determination, the amount equal to the Issuer’s and its Subsidiaries’ total unrestricted cash as of the first (1st) day of the immediately preceding three (3) month period minus the Issuer’s and its Subsidiaries’ total unrestricted cash balance as of the last day of such three (3) month period, as adjusted to exclude any changes in the cash balance as a result of debt and equity financing activities; provided, that the calculation of Cash Burn, and any determination of compliance with Section 7.9, shall not give effect to any cash transactions occurring prior to the Closing Date such that the calculation of Cash Burn for all periods prior to the Closing Date shall be deemed to be $0.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) and (b) of this definition.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of forty-nine percent (49.0%) or more of the ordinary voting power for the election of directors of Eargo (determined on a fully diluted basis); (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Eargo cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (c) at any time, Eargo shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding capital stock of each Subsidiary of Eargo (unless such Subsidiary is dissolved, merged, consolidated, or liquidated into Issuer) free and clear of all Liens (except Liens created by this Agreement); or (d) a sale of all or substantially all of the assets of the Eargo.

“Closing Date” means June 24, 2022.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Note Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means any and all properties, rights and assets of Issuer described on Exhibit A.

“Collateral Documents” means this Agreement, the IP Agreement, any Control Agreement, and all other instruments, documents and agreements delivered by the Issuer pursuant to this Agreement or any of the other Note Documents in order to grant to Administrative Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of the Issuer constituting Collateral as security for the Obligations, in each case, as such Collateral Documents may be amended or otherwise modified from time to time.

“Collateral Account” means any Deposit Account, Securities Account, or Commodity Account.

“Commitment” means, with respect to each Noteholder, such Noteholder’s First Tranche Commitment and Second Tranche Commitment.

“Commodity Account” means any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Common Stock” has the meaning provided to such term in Section 5.1(c).

“Compliance Statement” means that certain statement in the form attached hereto as Exhibit C.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements, warranties, or indemnities in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” means any control agreement, in form and substance satisfactory to the Administrative Agent and the Required Noteholders, entered into among the depository institution at which the Issuer maintains a Deposit Account or the securities intermediary or commodity intermediary at which Issuer maintains a Securities Account or a Commodity Account, in each case, pursuant to which the Administrative Agent obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Date” has the meaning provided to such term in Section 2.1.1(b)(ii).

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“COVID-19 Actions” means all reasonable actions taken, planned or planned to be taken in response to events, occurrences, conditions, circumstances, or developments arising directly or indirectly as a result of the COVID-19 Pandemic.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive or guideline issued by any Governmental Authority having authority over the Issuer, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the COVID-19 Pandemic, including the CARES Act, the Families First Act and any other COVID-19 Pandemic relief measure hereafter adopted by any Governmental Authority.

“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions, mutations or variations thereof and/or any related or associated disease outbreaks, epidemics, pandemics or public health emergencies.

“Data Protection Obligations” has the meaning provided to such term in Section 5.13.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning provided to such term in Section 2.2(b).

“Default Interest” has the meaning provided to such term in Section 2.2(b).

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware Law, or any analogous action taken pursuant to any other applicable Law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domain Name” means any domain name, uniform resource locator or social media account or handle.

“Environmental Permit” means any permit, license, approval or other authorization under any applicable Law, rule or regulations of the United States or of any state, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including Laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, recycling, presence, use, treatment, storage, disposal, transport, or handling of, wastes, pollutants, contaminants or Hazardous Substances.

“Equipment” means all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Documents” means all material “employment benefit plans” as defined in Section 3(3) of ERISA that are maintained or sponsored by the Issuer or its Subsidiaries for the benefit of their respective current or former employees and with respect to which the Issuer or its Subsidiaries have any liability.

“Event of Default” has the meaning provided to such term in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Noteholder, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Noteholder, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Noteholder with respect to an applicable interest in a Note or Commitment pursuant to a law in effect on the date on which (i) such Noteholder acquires such interest in the Note or Commitment or (ii) such Noteholder changes its lending office, except in each case to the extent that, pursuant to Section 2.7 amounts with respect to such Taxes were payable either to such Noteholder’s assignor immediately before such Noteholder became a party hereto or to such Noteholder immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 2.7.4 and (d) any withholding Taxes imposed under FATCA. If any Secured Party is required to withhold or deduct any Tax from a direct or indirect owner of such Secured Party in respect of any payment or accrual relating to amounts received from the Issuer under this Agreement, such Tax shall be considered an “Excluded Tax” if such Tax would be an Excluded Tax had such direct or indirect owner of such Secured Party been a Secured Party hereunder and complied with the provisions of Section 2.7.4.

“Families First Act” means the Families First Coronavirus Response Act, as signed into Law by the President of the United States on March 18, 2020.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.

“First Tranche Closing” has the meaning provided to such term in Section 2.1.1(a)(ii).

“First Tranche Closing Date” has the meaning provided to such term in Section 2.1.1(a)(ii).

“First Tranche Commitment” means, with respect to each Noteholder, the commitment of such Noteholder to purchase the First Tranche Notes in the amount set forth opposite such Noteholder’s name on Schedule I hereto under the heading “First Tranche Commitment” on the First Tranche Closing Date. The aggregate amount of the First Tranche Commitments as of the Closing Date is $100,000,000.

“First Tranche Notes” means the Notes issued pursuant to Section 2.1.1(a) on the First Tranche Closing Date.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” means all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Government Official” means any officer or employee of a foreign governmental authority or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such foreign governmental authority or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials of the governments of the United States, the several states thereof, any local subdivision of any of them or any agency, department or unit of any of the foregoing.

“Hazardous Substance” means any waste, substance, product or material defined or regulated as “hazardous” or “toxic” by any applicable Law, rule, regulation or order described in the definition of “Requirements of Environmental Law”, including petroleum and any fraction thereof, and any radioactive materials and waste.

“Health Care Laws” means the Federal Food, Drug, and Cosmetic Act, the Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Civil False Claims Act (31 U.S.C. Section 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal Laws relating to health care fraud and abuse, including 18 U.S.C. Sections 286 and 287 and the health care fraud criminal provisions under HIPAA, the exclusion Laws (42 U.S.C. § 1320a-7), and any and all other similar state, local or federal health care Laws and the regulations promulgated pursuant to such Laws, each as amended from time to time.

“HIPAA” has the meaning provided to such term in Section 5.13.

“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, documented out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign Laws, statutes, rules or regulations (including securities and commercial Laws, statutes, rules or regulations and environmental Laws), on common Law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Note Documents or the transactions contemplated hereby or thereby (including the Noteholders’ agreement to make purchases or the use or intended use of the proceeds thereof, or any enforcement of any of the Note Documents (including any sale of, collection from, or other realization upon, any of the Collateral)).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Issuer under any Note Document and (b) to the extent not otherwise described in clause (a), other taxes as described in Section 2.7.5.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency Law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks, Patents and Domain Names;

(b) any and all Trade Secrets; ;

(c) any and all software including source code, object code, algorithms, application programming interfaces and documentation;

(d) any and all design rights and mask work rights which may be available to such Person;

(e) any and all other intellectual property or proprietary rights;

(f) any and all claims for damages by way of past, present and future infringement, misappropriation or violation of any of the foregoing clauses (a) through (f), with the right, but not the obligation, to sue for and collect such damages for said use, infringement, misappropriation or other violation of the rights identified above in clauses (a) through (f); and

(g) all amendments, renewals and extensions of any of the foregoing.

“Interest Payment Date” has the meaning provided to such term in Section 2.2(b).

“Inventory” means all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including such inventory as is temporarily out of Issuer’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated of even date herewith, by and among Eargo and the Investors (as defined therein).

“IP Agreement” means that certain Intellectual Property Security Agreement between Issuer and the Administrative Agent, dated as of the Closing Date, as may be amended, modified, supplemented or restated from time to time.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Issuance Request” means an irrevocable written notice substantially in the form of Exhibit D.

“Issuer” is defined in the preamble hereof. References herein to “Issuer” mean each Issuer individually and collectively with each other Issuer. For purposes of Section 5, Section 6, Section 7, Section 8, and Section 9, any reference to “Issuer” shall be deemed to include any Subsidiary of the Issuer.

“IT Systems” has the meaning provided to such term in Section 5.13.

“Key Person” means any of the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Operating Officer, or any other senior vice president or above, in each case, of Eargo’s management team, whether such Person is a Key Person on the Closing Date or subsequently becomes a Key Person after the Closing Date. As of the Closing Date, each Key Person of Eargo is set forth on Section 7.2(c) of the Disclosure Schedule.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, code, ruling, or order of, including the administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, or any agreement with, any Governmental Authority.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of Law or otherwise against any property.

“Material Adverse Effect” means an effect that reasonably would be expected to be a material adverse effect upon the financial condition, assets or results of operations of the Issuer and its Subsidiaries, taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change, development, occurrence or event affecting the industry in which the Issuer and its Subsidiaries operate; (b) any conditions affecting the United States general economy or the general economy in any geographic area in which the Issuer or its Subsidiaries operate or developments or changes therein or the financial and securities markets and credit markets in the United States or elsewhere in the world; (c) political conditions, including the continuation, occurrence, escalation, outbreak or worsening of any hostilities, war, political action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war; (d) any conditions resulting from the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, or any other national, international ore regional calamity; (e) conditions or effects relating to any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic), or any COVID-19 Action, COVID-19 Measures or any change in COVID-19 Measures; (f) changes in any Law, rule, regulation or GAAP; (g) any action taken or omitted to be taken by or at the written request or with the written consent of a Purchaser; (h) any announcement of this Agreement or the transactions contemplated hereby; (i) changes in the market price or trading volume of Common Stock or any other equity, equity-related or debt securities of the Issuer or its Affiliates (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (j) any failure to meet any internal or public projections, forecasts, estimates or guidance for any period (it being understood that the underlying circumstances, events or reasons giving rise to any such failure can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or (k) any effect arising out of or resulting from any claims or proceedings made by any of the Issuer’s stockholders arising out of or related to this Agreement; provided, that any of the matters described in clauses (a), (b), (c), (d), (e), or (f), will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred to the extent that such matter disproportionately and adversely affects the Issuer and its Subsidiaries, taken as a whole, as compared with other companies operating in the industry in which the Issuer and its Subsidiaries operate.

“Maturity Date” means the earlier of (a) the one year anniversary of the First Tranche Closing Date plus one day and (b) the date that the Notes shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Note” means each of the First Tranche Notes and the Second Tranche Notes, in each case, substantially in the form of Exhibit E attached hereto.

“Note Documents” means, collectively, this Agreement, each Collateral Document, each Issuance Request, the Agent Fee Letter, the Investor Rights Agreement, the Registration Rights Agreement, and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, any subordination agreement, any note, or notes or guaranties executed by Issuer, and any other present or future agreement by Issuer with or for the benefit of the Administrative Agent in connection with this Agreement, all as amended, restated, or otherwise modified.

“Noteholder” means each Person listed on Schedule I hereto under the heading “Noteholder”, and each such Person’s successors and assigns as permitted hereunder, each of which is referred to herein as a “Noteholder.”

“Obligations” means the Issuer’s obligation to (x) pay when due any debts, principal, interest, fees, expenses, the Repayment Value and other amounts Issuer owes to the Secured Parties now or later, whether under this Agreement, the other Note Documents or otherwise, including any amounts owing to the Administrative Agent under the Note Documents and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Issuer assigned to the Administrative Agent, and (y) perform Issuer’s duties under the Note Documents. Notwithstanding the foregoing, clause (x) of the immediately preceding sentence shall not include any obligations (i) with respect to the Conversion Shares, (ii) under the Investor Rights Agreement, (iii) under the Registration Rights Agreement (iv) under any directors and officers indemnification agreement or similar instrument or (v) otherwise with respect to any equity instruments. For the avoidance of doubt, “Obligations” does not include any interest of the Noteholders in the equity interests of the Issuer.

“Operating Documents” means, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Closing Date, the First Tranche Closing Date or the Second Tranche Closing Date, as applicable, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).

“Patents” means all patents, patent applications and like protections including improvements, divisions, provisionals, continuations, renewals, re-examinations, substitutions, reissues, extensions, restorations and continuations-in-part of the same and supplementary protection certifications and inventor’s certificates.

“Perfection Certificate” has the meaning provided to such term in Section 5.1(a).

“Permitted Indebtedness” means:

(a) the Issuer’s Indebtedness to the Secured Parties under this Agreement and the other Note Documents;

(b) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(c) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(d) Indebtedness secured by Liens permitted under clause (c) of the definition of “Permitted Liens” hereunder, and any extensions, refinancings, modifications, amendments and restatements thereof, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

(e) Indebtedness in an aggregate amount not to exceed $100,000 with respect to surety, indemnity, or appeal bonds and similar obligations in the ordinary course of business, and any extensions, refinancings, modifications, amendments and restatements thereof, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

(f) letters of credit obtained with respect to leases of real property, contract manufacturers or supply-chain matters, in each case, in the ordinary course of business;

(g) Investments by one Issuer in or to another Issuer, including intercompany Indebtedness;

(h) customer deposits and advance payments received in the ordinary course of business;

(i) other unsecured Indebtedness not to exceed $100,000 in the aggregate amount outstanding at any time;

(j) any other Indebtedness approved in writing by the Noteholders;

(k) prior to the First Tranche Closing Date, the “Obligations” under (and as defined in) the Existing Loan Agreement; and

(l) unsecured Indebtedness under business credit cards used in the ordinary course of business in an aggregate amount at any time outstanding not exceeding $500,000.

“Permitted Investments” means:

(a) Investments existing on the Closing Date, which are listed on the Perfection Certificate;

(b) Investments consisting of Cash Equivalents and any Investments permitted by the Issuer’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by the Required Noteholders;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Issuer;

(d) Investments consisting of deposit accounts in which the Administrative Agent has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments by one Issuer in or to another Issuer, including intercompany Indebtedness;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees, officers, or directors of the Issuer relating to the purchase of equity securities of the Issuer pursuant to employee stock purchase plans or agreements approved by the Issuer’s board of directors and approved in writing by the Required Noteholders;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of any Issuer in any other Issuer;

(j) non-cash loans to employees, officers, or directors relating to the purchase of equity securities of the Issuer pursuant to employee stock purchase plans or equity compensation arrangements approved by the Issuer’s board of directors;

(k) Investments in connection with joint ventures or strategic alliances or collaboration of Borrower or a Subsidiary in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology, or the providing of technical support, provided that any cash invested in connection therewith shall not exceed $250,000 in the aggregate in any fiscal year; and

(l) other Investments not otherwise permitted by this Agreement not exceeding $100,000 in the aggregate outstanding at any time.

“Permitted Liens” means:

(a) Liens arising under this Agreement and the other Note Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies either (i) not due and payable or (ii) being contested in good faith and for which the Issuer maintains adequate reserves in accordance with GAAP; provided that no notice of any such Lien has been filed or recorded under the IRC and the Treasury Regulations adopted thereunder;

(c) purchase money Liens or capital leases (i) on Equipment (including additions, accessions, and improvements thereto and the proceeds thereof) acquired or held by the Issuer incurred for financing the acquisition of the Equipment securing no more than $500,000 in the aggregate at any time outstanding or (ii) existing on Equipment when acquired, if such Lien is confined to such Equipment and additions, accessions, and improvements thereto and the proceeds thereof;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature and arising in the ordinary course of business, so long as such Liens attach only to Inventory and secure liabilities in an aggregate amount not exceeding $150,000 and that either (x) are not delinquent or (y) are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto and for which the Issuer maintains adequate reserved in accordance with GAAP;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) leases or subleases of real property granted in the ordinary course of the Issuer’s business, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of the Issuer’s business, so long as such leases, subleases, licenses and sublicenses do not prohibit granting the Secured Parties a security interest therein;

(g) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice;

(h) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(i) Liens in favor of financial institutions arising in connection with the Issuer’s deposit and/or securities accounts held at such institutions; provided, that the Administrative Agent has a perfected security interest in such accounts;

(j) deposits in an aggregate outstanding amount not to exceed $150,000 to secure the security, indemnity, or appeal bonds and similar obligations arising in the ordinary course of business described in clause (e) of the definition of “Permitted Indebtedness” or to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, and leases in the ordinary course of business;

(k) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payments of custom duties in connection with the importation of goods;

(l) Liens on property (other than Intellectual Property) securing obligations in an aggregate principal amount at any time outstanding not to exceed $100,000;

(m) Liens in respect of any cash collateral securing a letter of credit permitted pursuant to clause (f) of the definition of “Permitted Indebtedness”; and

(n) prior to the First Tranche Closing Date, Liens securing the “Obligations” under (and as defined in) the Existing Loan Agreement.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Personal Data” has the meaning provided to such term in Section 5.13.

“Preferred Stock” has the meaning provided to such term in Section 5.1(c).

“Redemption Date” has the meaning provided to such term in Section 2.6.

“Registered Organization” means any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of even date herewith, by and among Eargo and the Investors (as defined therein).

“Repayment Value” means, as to any Note on any applicable date, an amount equal to the greater of (x) an amount such that the annualized return (excluding any Default Interest) on the principal amount (excluding any PIK Interest) of such Note held by such Noteholder on such date is no less than 12.00% and (y) the principal amount of such Note (excluding any PIK Interest) multiplied by 1.50. For the avoidance of doubt, references to the Repayment Value with respect to all outstanding Notes means the Repayment Value of all Notes outstanding at such time, excluding the amount of any principal comprised of PIK Interest.

“Repayment Value Excess” means, as to any Note on any applicable date, an amount equal to the Repayment Value with respect to such Note minus the principal amount of such Note prior to the Repayment Value becoming payable.

“Required Noteholders” means (i) for purposes of Section 9.1, Noteholders holding at least 25.0% of the aggregate amount of Notes outstanding on any date of determination and (ii) for all other purposes, Noteholders holding at least 50.1% of the aggregate amount of Notes outstanding on any date of determination.

“Requirement of Law” means, as to any Person, the organizational or governing documents of such Person, and any Law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requirements of Environmental Law” means all requirements imposed by any Law (including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any governmental authority which relate to (a) pollution, protection or clean-up of the air, surface water, ground water or land; (b) solid, gaseous or liquid waste or Hazardous Substance generation, recycling, reclamation, release, threatened release, treatment, storage, disposal or transportation; (c) exposure of Persons or property to Hazardous Substances; or (d) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases, emissions or storage of Hazardous Substances into the environment.

“Responsible Officer” means any of the Chief Executive Officer, President, Chief Financial Officer, and Chief Operating Officer, in each case, of the Issuer, or any other duly appointed officer identified in writing from time to time by the Issuer to the Administrative Agent.

“Restricted License” means any material license or other material agreement with respect to which Issuer is the licensee (a) that prohibits or otherwise restricts Issuer from granting a security interest in Issuer’s interest in such license or agreement or any other property (to the extent such restriction is enforceable under the Code), or (b) for which a default under or termination of could interfere with the Administrative Agent’s right to sell any Collateral.

“Rights” means non-Transferable subscription rights to purchase Common Stock; provided, that, in the case of holders of record of Common Stock that are closed-end funds, such rights may be Transferred to funds Affiliated with such holders.

“Rights Offering” means (1) the distribution of Rights by Eargo, at no charge, to holders of record of its Common Stock, or, in the case of its stockholders who are closed funds, such stockholders’ affiliated funds or other vehicles with substantially the same underlying beneficial owners as such closed funds, to subscribe for an aggregate of 375,000,000 shares (as adjusted in connection with stock divisions or combinations pursuant to Section 2.5 hereof) of Common Stock at the Rights Offering Price and (2) the issuance and sale of Common Stock pursuant to the exercise of such Rights.

“Rights Offering Price” means $0.50 per share of Common Stock (as adjusted for stock divisions or combinations pursuant to Section 2.5 hereof).

“Rights Offering Shortfall Amount” has the meaning provided to such term in Section 2.5.3.

“Safety Notice” has the meaning provided to such term in Section 5.14(b).

“SEC” means the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“SEC Documents” means all reports, schedules, registration statements, proxy statements and other documents (including all amendments, exhibits and schedules thereto) filed by Eargo with the SEC on or after January 1, 2021.

“Second Closing” has the meaning provided to such term in Section 2.1.1(b)(ii).

“Second Tranche Closing Date” has the meaning provided to such term in Section 2.1.1(b)(ii).

“Second Tranche Commitment” means, with respect to each Noteholder, the commitment of such Noteholder to purchase the Second Tranche Notes in the amount set forth opposite such Noteholder’s name on Schedule I hereto under the heading “Second Tranche Commitment” on the Second Tranche Closing Date. The aggregate principal amount of the Second Tranche Commitment on the Closing Date shall be equal to $25,000,000; provided, that if the condition to the Second Tranche Commitment set forth in Section 3.3(a)(ii) has been satisfied (i.e., a Rights Offering is consummated within one hundred fifty (150) days of Closing Date and less than 75,000,000 shares are subscribed for and purchased in the Rights Offering), then such commitment and the corresponding principal amount of Notes issued at the Second Tranche Closing will be reduced by an amount equal to the quotient of the total gross proceeds from the Rights Offering divided by 1.50 (in which case, the commitments of each Noteholder will be reduced on a pro rata basis). Attached hereto as Annex I under the heading “$187.5 Million Rights Offering Before Month Five” is an illustrative calculation of the foregoing.

“Second Tranche Commitment Termination Date” has the meaning provided to such term in Section 2.1.1(b)(i).

“Second Tranche Notes” means the Notes issued pursuant to Section 2.1.1(b) on the Second Tranche Closing Date.

“Secured Parties” means, collectively, the Administrative Agent and each Noteholder.

“Securities Account” means any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Stock Plans” means the Eargo, Inc. 2010 Equity Incentive Plan, the Eargo Inc. 2020 Incentive Award Plan and the Eargo Inc. 2020 Employee Stock Purchase Plan.

“Stockholder Approvals” means the Stockholder Charter Approval, the Stockholder Nasdaq Approval and any other approval of the Issuer’s stockholders that is or would reasonably be expected to be required to give effect to (1) the transactions contemplated hereby and (2) the Rights Offering at every level of exercise by holders of Rights (i.e., no Rights are exercised, some Rights are exercised and all Rights are exercised).

“Stockholder Charter Approval” means the requisite approval of the Issuer’s stockholders to increase the number of authorized shares of Common Stock under the Issuer’s certificate of incorporation to an amount that is at least the number of authorized shares of Common Stock needed to consummate the Rights Offering (i.e., the number of issued and outstanding shares of Common Stock plus the number of shares issuable pursuant to outstanding securities, awards or other instruments that are convertible into or exercisable for shares of Common Stock plus 375,000,000 shares of Common Stock, in each case as of the closing of the Rights Offering).

“Stockholder Nasdaq Approval” means the requisite approval of Eargo’s stockholders to issue the full potential amount of Conversion Shares hereunder pursuant to Rule 5635(b) and Rule 5635(d) of Nasdaq (i.e., the full amount of Conversion Shares that would be issued without regard to the application of such rules).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Issuer.

“Trade Secrets” means any and all trade secrets, including any rights to unpatented inventions, discoveries, know how, confidential information, research, developments, materials, data and databases, processes, protocols, methods, techniques, models, specifications, instructions, technology, business plans, marketing strategies and operating manuals.

“Trademarks” means any trademarks, service marks, trade names, trade dress, brands, logos, slogans and other indicia of origin, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by the foregoing, but excluding any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable Law.

“Transfer” has the meaning provided to such term in Section 7.1.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

ISSUER:

EARGO, INC.

By:	/s/ Christian Gormsen
Name:	Christian Gormsen
Title:	Chief Executive Officer and President

EARGO HEARING, INC.

By:	/s/ Christian Gormsen
Name:	Christian Gormsen
Title:	Chief Executive Officer and President

EARGO SCREENING, LLC

By:	/s/ Mark Thorpe
Name:	Mark Thorpe
Title:	President and Treasurer

[Signature Page to Note Purchase Agreement]

DRIVETRAIN AGENCY SERVICES, LLC, as Administrative Agent

By:	/s/ Timothy Daileader
Name:	Timothy Daileader
Title:	Authorized Signatory

[Signature Page to Note Purchase Agreement]

PSC ECHO, LP, as a Noteholder

By:	/s/ Adam Fliss

Name:	Adam Fliss
Title: General Counsel and Chief Compliance Officer

[Signature Page to Note Purchase Agreement]

SCHEDULE I

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

EXHIBIT E

Annex I